                                                                   EXHIBIT 10.38

[EXECUTION COPY]


                            ASSET PURCHASE AGREEMENT


                          Dated as of January 31, 1997


                                     Among


                             STYLES ON VIDEO, INC.

                              FOREVER YOURS, INC.

                           HASCO INTERNATIONAL, INC.

                                      and

                              HASCO HOLDINGS CORP.

                               TABLE OF CONTENTS
                               -----------------

                                                                       PAGE
                                                                       ----

ARTICLE 1.    DEFINITIONS                                                1

ARTICLE 2.    PURCHASE AND SALE OF ASSETS                                6
        2.1   Transferred Assets                                         6
        2.2   Excluded Assets                                            7

ARTICLE 3.    ASSUMPTION OF LIABILITIES                                  7
        3.1   Assumed Liabilities                                        7
        3.2   Excluded Liabilities                                       8
        3.3   Payment of Excluded Liabilities                            9
        3.4   Closing Date Agreements                                    9

ARTICLE 4.    CONSIDERATION                                             10
        4.1   Purchase Price                                            10
        4.2   Purchase Price Adjustment - Hospital Contracts            11
        4.3   Allocation of Purchase Price                              12
        4.4   Purchase Price Adjustment -- Operations                   12

ARTICLE 5.    THE CLOSING                                               14

ARTICLE 6.    REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE
              PARENT                                                    14
        6.1   Organization                                              14
        6.2   Power and Authority                                       14
        6.3   Valid and Binding Agreement                               14
        6.4   Subsidiaries                                              15
        6.5   Consents and Approvals                                    15
        6.6   No Violations                                             15
        6.7   Financial Statements                                      15
        6.8   No Undisclosed Liabilities                                15
        6.9   Title to Properties                                       16
        6.10  Condition of Transferred Assets                           16
        6.11  Real Property                                             16
        6.12  Proprietary Rights                                        16
        6.13  Contracts                                                 17
        6.14  Litigation                                                18
        6.15  Compliance with Laws                                      18
        6.16  No Material Adverse Change                                18
        6.17  Interim Changes                                           18
        6.18  Taxes                                                     19
        6.19  Labor Matters                                             20
        6.20  Environmental and Safety Matters                          20
        6.21  Arnold Agreements                                         21
        6.22  Inventory                                                 21
        6.23  Transactions with Affiliates                              21
        6.24  Employee Benefit Plans                                    21
        6.25  Insurance                                                 22
        6.26  Brokers                                                   22
        6.27  Accuracy of Information                                   22
        6.28  Representations and Warranties on Closing Date            22


ARTICLE 7.    REPRESENTATIONS AND WARRANTIES OF THE BUYER               23
        7.1   Organization                                              23
        7.2   Power and Authority                                       23
        7.3   Valid and Binding Agreement                               23
        7.4   Consents and Approvals                                    23
        7.5   No Violations                                             23
        7.6   Brokers                                                   23
        7.7   Financial Statements                                      24
        7.8   No Material Adverse Change                                24
        7.9   Representations and Warranties on Closing Date            24

ARTICLE 8.    COVENANTS OF THE SELLER AND PARENT                        24
        8.1   Conduct of Business                                       24
        8.2   Access to Information                                     25
        8.3   Efforts to Consummate Transaction                         25
        8.4   No Solicitation                                           26
        8.5   Hospital Contracts                                        26
        8.6   Financial Information.                                    26
        8.7   Employees.                                                27
        8.8   Pre-Closing Activities                                    27
        8.9   Consultation                                              27
        8.10  Limitation of Liability                                   27

ARTICLE 9.    COVENANTS OF THE BUYER                                    27
        9.1   Actions and Consents                                      27
        9.2   Continued Assistance                                      28
        9.3   Buyer Financial Statements                                28

ARTICLE 10.   OTHER AGREEMENTS AMONG THE PARTIES                        28
        10.1  Expenses                                                  28
        10.2  Certain Tax Matters                                       28
        10.3  Receivables; Mail                                         29

ARTICLE 11.   CONDITIONS OF CLOSING                                     30
        11.1  Conditions to Obligation of the Buyer to Close            30
        11.2  Conditions to Obligation of the Seller to Close           31

ARTICLE 12.   INDEMNIFICATION                                           32
        12.1  Indemnification                                           32
        12.2  Minimum Amounts of Indemnity                              33
        12.3  Survival; Time Limit On Indemnity                         33
        12.4  Procedure for Claims By Third Parties                     33
        12.5  Right of Set-off                                          34

ARTICLE 13.   MISCELLANEOUS                                             35
        13.1  Termination                                               35
        13.2  Publicity                                                 35
        13.3  Entire Agreement                                          35
        13.4  Power of Attorney                                         36
        13.5  Non-Assignable Assets                                     36
        13.6  Further Assurances                                        37
        13.7  Notices                                                   37
        13.8  Waivers and Amendments                                    38
        13.9  Counterparts                                              38

      13.10   Governing Law                                             38
      13.11   Severability                                              38
      13.12   No Strict Construction                                    38
      13.13   Assignment                                                38
      13.14   Specific Performance                                      39
      13.15   Headings                                                  39
      13.16   No Third Party Beneficiaries                              39
      13.17   Guarantee By the Parent                                   39
      13.18   Guarantee By Holdings                                     40

                            ASSET PURCHASE AGREEMENT


          ASSET PURCHASE AGREEMENT (this "Agreement"), dated January 31, 1997,
                                          ---------
among STYLES ON VIDEO, INC., a Delaware corporation ("Parent"), FOREVER YOURS,
                                                      ------
INC., a California corporation (the "Seller"), HASCO INTERNATIONAL, INC., a
                                     ------
Missouri corporation (the "Buyer"), and HASCO HOLDINGS CORP., a Delaware
                           -----
corporation ("Holdings").
              --------

          WHEREAS, the Parent owns all of the outstanding stock of the Seller;

          WHEREAS, Holdings owns all of the outstanding stock of the Buyer;

          WHEREAS, the Seller is engaged in the newborn portrait, photography and imaging service (the "Business");
                          --------

          WHEREAS, the Seller desires to sell, assign and transfer, and the Buyer desires to purchase and acquire, substantially all of the assets, properties and rights used by the Seller in the operation of the Business, subject to the assumption by the Buyer of certain specified liabilities and obligations of the Seller relating to the Business, on the terms and conditions set forth herein;

          WHEREAS, on the date hereof the Buyer has agreed to make available to the Seller certain loans to be used in connection with the Business as provided in the Loan Agreement, dated as of the date hereof (the "Loan Agreement");

          WHEREAS, the Business has been, and is expected to continue to, operate at a loss; and

          WHEREAS, the Buyer desires that Seller take certain actions to reduce its losses between the date hereof and the Closing Date and the Seller has agreed to take actions as provided in Sections 8.8 and 8.9 with this objective.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

           ARTICLE 1.    DEFINITIONS

          "Affiliate" means, as to any Person, any other Person which directly
           ---------
or indirectly controls, or is under common control with, or is controlled by, such Person and, if such Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual, any trust whose principal beneficiary is such individual or one or more members of such individual's immediate family and any Person who is controlled by any such member or trust.

          "Adjustments" has the meaning set forth in Section 4.4(a).
           -----------

          "Arnold Agreements" means those certain termination and Settlement
           -----------------
Agreements, dated as of December 18, 1996, among the Seller, Parent and Randee Arnold and, dated as of December 19, 1996, among the Seller, Parent and Dana Arnold.

          "Assumed Liabilities" has the meaning set forth in Section 3.1.
           -------------------

          "Agreement" has the meaning set forth in the preamble hereof.
           ---------

          "Business" has the meaning set forth in the preamble hereof.
           --------

          "Buyer" has the meaning set forth in the preamble hereof.
           -----

          "CERCLA" means the Comprehensive Environmental Response, Compensation,
           ------
and Liability Act of 1980, as amended.

          "Change of Control" shall mean the acquisition by any Person or a
           -----------------
group (as defined in section 13(d) of the Exchange Act of 1934) of Persons (other than any current stockholder of Holdings, their Affiliates or group of such current stockholders or their Affiliates and, in the case of Buyer, Holdings) of control (directly or indirectly) of Holdings or the Buyer; provided
                                                                        --------
that the change of directors or officers of the Buyer or Holdings shall not be deemed an acquisition of control.

          "Closing" has the meaning set forth in Article 5.
           -------

          "Closing Date" has the meaning set forth in Article 5.
           ------------

          "Code" means the Internal Revenue Code of 1986, as amended.
           ----

          "Control" (including, with its correlative meanings, "controlled by"
           -------
and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the subject Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

          "Credit Amount" shall initially be zero and shall be increased or
           -------------
decreased in accordance with Section 4.2.

          "Dycam" means Dycam Inc., a Delaware corporation.
           -----

          "Dycam Master Agreement" has the meaning given to such term in Section
           ----------------------
3.4.

          "Dycam Option" has the meaning set forth in Section 3.4.
           ------------

          "Environmental and Safety Requirements" means all federal, state,
           -------------------------------------
local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as
           -----
amended.

          "Excluded Assets" has the meaning set forth in Section 2.2.
           ---------------

          "Excluded Liabilities" has the meaning set forth in Section 3.2.
           --------------------

          "GAAP" means, with respect to any date of determination, generally
           ----
accepted accounting principles as used by the Financial Accounting Standards Board and/or the American

Institute of Certified Public Accountants consistently applied and maintained in accordance with past practice throughout the periods indicated.

          "Governmental Agency" means any federal, state, local, foreign or
           -------------------
other governmental agency, instrumentality, commission, authority, board or body.

          "Hasco Hospital" means any hospital in which Hasco is Installed on
           --------------
December 13, 1996, or was Installed during the 12 months preceding December 13, 1996.

          "Hasco Loans" means the loans by the Buyer under the Loan Agreement.
           -----------

          "Hazardous Materials" means "hazardous substances" as defined in
           -------------------
CERCLA, petroleum products, asbestos, pollutants, contaminants and wastes, and shall include, but not be limited to, all substances regulated under Environmental and Safety Requirements.

          "Hospital Contracts" means each written or oral contract or
           ------------------
arrangement of Seller existing on the date hereof or entered into in accordance with Section 8.5 after the date hereof with any hospital for the provision of infant photography services in hospitals.

          "Hospital Guarantee" has the meaning given to such term in Section
           ------------------
3.2(e).

          "Indemnified Party" has the meaning set forth in Section 12.4(a).
           -----------------

          "Indemnifying Party" has the meaning set forth in Section 12.4(a).
           ------------------

          "Installed" by the Seller or the Buyer means that the Seller or the
           ---------
Buyer has one of its cameras in the hospital in question that is operational and taking pictures and where the Seller or Buyer, as the case may be, is providing sales materials to mothers of the newborn infants.

          "Interim Financials" has the meaning set forth in Section 8.6.
           ------------------

          "Internal Revenue Service" or "IRS" means the United States Internal
           ------------------------      ---
Revenue Service.

          "IP License" has the meaning set forth in Section 3.4.
           ----------

          "Latest Balance Sheet" means the Seller's balance sheet as of December
           --------------------
31, 1996.

          "Leased Property" has the meaning set forth in Section 6.11(b).
           ---------------

          "Leases" has the meaning set forth in Section 6.11(b).
           ------

          "Letter of Intent" means the Letter Agreement among the Parent,
           ----------------
Seller, Buyer and Dycam, dated as of December 13, 1996, relating to the sale of the Business and certain other matters.

          "Liability" means any liability or obligation (whether known or
           ---------
unknown, absolute or contingent, liquidated or unliquidated or due or to become due), including any liability for Taxes.

          "Liens" means any mortgage, pledge, security interest, encumbrance,
           -----
lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Seller or any of its affiliates, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Seller under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the Ordinary Course of Business).

          "Loan Agreement" has the meaning set forth in the preamble hereof.
           --------------

          "Losses" means any and all damages, costs, liabilities, losses,
           ------
judgments, claims, penalties, fines, expenses or other costs (including attorney's fees).

          "Material Adverse Effect" means a material adverse effect upon (a) the
           -----------------------
Transferred Assets, (b) the business, operations, condition (financial or otherwise), assets, prospects or employee, customer or supplier relations of the Seller, (c) the ability of the Seller, Parent or Dycam to consummate the transactions contemplated hereby, (d) the enforceability of this Agreement or the other agreements contemplated hereby against the Seller, Parent or Dycam, as applicable, or (e) the ability of the Buyer following the Closing Date to operate the Business as operated by the Seller prior to the Closing Date; provided that income before tax of the Seller (excluding legal and accounting expenses relating to the Arnold Agreements or the transactions contemplated hereunder), calculated consistently, of not less than an average of negative $250,000 per month following September 30, 1996 shall not, in and of itself, constitute a Material Adverse Effect.

          "Monthly Financials" means the balance sheet and statement of
           ------------------
operations of the Seller for the each month commending with January, 1996 and ending with December, 1996.

          "Monthly Interim Financials" means the balance sheet and statement or
           --------------------------
operations of the Seller, to the extent provided to the Buyer pursuant to
Section 8.6, for each month after December 1996.

          "Noncompetition Agreement" means the noncompetition agreement dated as
           ------------------------
of the Closing Date to be entered into between the Buyer, the Seller and the Parent in the form of Exhibit A hereto.
                      ---------

          "Ordinary Course of Business" means the ordinary course of business
           ---------------------------
consistent with past practice.

          "Person" means any individual, partnership, joint venture,
           ------
corporation, trust, unincorporated organization or other entity.

          "Post-Closing Tax Period" means, with respect to a taxable period
           -----------------------
which includes (but does not end on) the Closing Date, the period beginning on the day after the Closing Date and ending on the last day of such taxable period.

          "Pre-Closing Tax Period" means, with respect to a taxable period which
           ----------------------
includes (but does not end on) the Closing Date, the period beginning on the first day of such taxable period and ending on (and including) the Closing Date.

          "Proprietary Rights" means, collectively, all patents, patent
           ------------------
applications and patent disclosures; inventions (whether or not patentable and whether or not reduced to practice as well as any reissues, continuations, continuations-in-part, divisions, extensions or reexaminations thereof); all trade and corporate names, service marks, trademarks, trade dress, together with all goodwill associated therewith; all mask works; all registered and unregistered statutory and common law copyrights and copyrightable works; all registrations, applications and renewals for any of the foregoing; all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software, financial, business and marketing plans, customer and supplier lists and related information, marketing and promotional materials and all other information, know-how and proprietary rights and all copies and tangible embodiments of the foregoing (in whatever form or medium).

          "Quarterly Financials" means the balance sheet and statement of
           --------------------
operations of the Seller for the each of the first four fiscal quarters of 1996.

          "Quarterly Interim Financials" means the balance sheet and statement
           ----------------------------
of operations of the Seller, to the extent provided to the Buyer pursuant to
Section 8.6, for each fiscal quarter of 1997.

          "Real Property" has the meaning set forth in Section 6.11(b).
           -------------

          "Release" shall have the meaning set forth in CERCLA.
           -------

          "Retained Employees" shall have the meaning set forth in Section 8.7.
           ------------------

          "Seller" has the meaning set forth in the preamble hereof.
           ------

          "Seller Financials" has the meaning set forth in Section 6.7.
           -----------------

          "Tax" means any (a) federal, state, local or foreign income, gross
           ---
receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (b) Liability of any corporation for the payment of any amounts of the type described in clause (a) arising as a result of being (or ceasing to be) a member of any affiliated group (or being included in any Tax Return relating thereto); and (c) Liability for the payment of any amounts of the type described in clause (a) or (b) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.

          "Tax Liabilities" has the meaning set forth in Section 3.2(d).
           ---------------

          "Tax Returns" means returns, declarations, reports, claims for refund,
           -----------
information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

          "Third Party Claim" has the meaning set forth in Section 12.4(a).
           -----------------

          "Trademark Assignment" has the meaning set forth in Section 3.4.
           --------------------

          "Transferred Assets" has the meaning set forth in Section  2.1.
           ------------------

          "Transferred Employees" has the meaning set forth in Section 8.7.
           ---------------------

          "Underpayment" has the meaning given to such term in Section 3.2(e).
           ------------

          "Year-End 1996 Financials" means the balance sheet and statement of
           ------------------------
operations of Parent for the fiscal year ended December 31, 1996.

          As used herein, the term "includes" or "including" shall be deemed to be followed by "without limitations."

          ARTICLE 2.    PURCHASE AND SALE OF ASSETS

          2.1 TRANSFERRED ASSETS. On the terms and subject to the conditions set forth in this Agreement, the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, on the Closing Date, all of the right, title and interest of the Seller in and to all of the properties, assets and rights used or useful in connection with the Business, other than the Excluded Assets (as defined below), as the same shall exist on the Closing Date (collectively, the "Transferred Assets"),
                                                         ------------------
free and clear of all liens, including, without limitation, the following:

          (a) all Hospital Contracts, including those listed on Schedule 2.1(a)
                                                                ---------------
(such listed Hospital Contracts are referred to as the "Current Contracts");
                                                        -----------------

          (b) all machinery, equipment (including cameras and camera units computer equipment and office equipment), inventories, raw materials, supplies, spare parts and other items of personal property of the Seller utilized in connection with the Business;

          (c) all motor vehicles owned or leased by the Seller utilized in the Business;

          (d) all cash and cash equivalents of Seller;

          (e) all accounts receivable of the Seller or relating to products sold or services rendered in connection with the Business, whether or not invoices relating thereto have been issued;

          (f) all right, title and interest in and to all leases, contracts, licenses, purchase orders, sales orders, commitments and other similar agreements of the Seller relating to the Business to the extent that they are listed on Schedule 3.1;
          ------------

          (g) all prepaid expenses (excluding amounts due from Parent), advances and deposits of the Seller relating to the Business;

          (h) all causes of action, demands, judgments, claims (including insurance claims), indemnity rights or other rights of the Seller relating to the Transferred Assets or the Business or arising under express or implied warranties from suppliers with respect to the Transferred Assets;

          (i) all Proprietary Rights of the Seller utilized in connection with the Business, including, but not limited to, the Proprietary Rights set forth on
Schedule 6.12 but excluding those set forth on Schedule 2.2(b); all income,
-------------                                  ---------------
royalties, damages and payments due at Closing or thereafter and all other rights with respect thereto (including rights to damages and payments for past, present or future infringements or misappropriations thereof) in all countries, in each case with respect to any of the Proprietary Rights transferred pursuant to this Section 2.1(i);

          (j) all rights under confidentiality and non-compete agreements, and all similar rights arising under common law or by statute, to the extent assignable as contemplated in Section 13.5;

          (k) all franchises, consents, licenses, marketing rights, permits, authorizations, approvals and other operating authorities issued by any Governmental Agency to the Seller relating to the Business;

          (l) all right, title and interest of the Seller relating to the Business as a going concern, including its goodwill (if any) and all other intangible assets associated therewith;

          (m) the originals or copies of all books and records of the Seller relating to the Business, including correspondence, employment records, production records, accounting records, property records, mailing lists, customer and vendor lists, Proprietary Rights prosecution files, and regulatory files (including master files); and

          (n) all other assets and properties of the Seller relating to the Business which exist on the Closing Date, whether tangible or intangible, real or personal.

          2.2 EXCLUDED ASSETS. The Seller is not selling, and the Buyer is not purchasing, any of the following assets relating to the Business, all of which shall be retained by the Seller and shall not be reflected on the Closing Date Balance Sheet (collectively, the "Excluded Assets"):
                                  ---------------

               (a) the Seller's rights under this Agreement;

               (b) the Proprietary Rights described on Schedule 2.2(b); and
                                                       ---------------

               (c) interests in land and buildings owned or leased by the Seller.

          ARTICLE 3.    ASSUMPTION OF LIABILITIES

          3.1 ASSUMED LIABILITIES. On the Closing Date, simultaneously with the transfer by the Seller to the Buyer of the Transferred Assets, the Buyer shall assume and shall thereafter pay or cause to be paid or otherwise discharged, as the same become due, the following liabilities and obligations of the Seller relating to the Business (collectively, the "Assumed Liabilities"):
                                                        -------------------

          (a) all (i) trade payables and commissions, (ii) accrued employee compensation for the current pay periods on the Closing Date and (iii) reimbursement of employee business expenses, in each case that arose in the Ordinary Course of Business and exist on the Closing Date (collectively, the "Payables"), but only to the extent so reflected or reserved in the Final
---------
Adjustment Amount; provided that Buyer shall not assume any such liability or obligation to the extent it (x) is a liability for or obligation in respect of breach of contract, breach of warranty, violation of law, infringement or misappropriation of any Proprietary Right or any claim or lawsuit, (y) relates to a Hospital Guarantee, except to the extent set forth in Section 3.3 or (z) is an Underpayment;

          (b) all obligations under (i) unfilled customer orders for goods and services which have been accepted in the Ordinary Course of Business and (ii contracts, agreements, purchase orders and other commitments set forth on Schedules 2.1(a) and 3.1 hereto and all other Hospital Contracts, provided that
----------------     ---
Buyer shall not assume any such liability or obligation to the extent it (x) is a liability for or obligation in respect of breach of contract, breach of warranty, violation of law, infringement or misappropriation of any Proprietary Right or any claim or lawsuit, (y) relates to a Hospital Guarantee, except to the extent set forth in Section 3.3 or (z) is an Underpayment; and

               (c) the Hasco Loans, including all accrued interest thereon.

          3.2 EXCLUDED LIABILITIES. Except as expressly provided in Section 3.1, the Buyer does not assume and shall not be obligated to pay, perform or discharge any liabilities or obligations of the Seller or otherwise relating to the Business other than the Assumed Liabilities (all of which are sometimes referred to collectively herein as "Excluded Liabilities"). Excluded
                                    --------------------
Liabilities include:

               (a) liabilities or obligations of the Seller which may arise by reason of or with respect to this Agreement or any of the transactions contemplated hereunder (including legal, accounting, brokerage, investment banking, finder's fees or liabilities to directors, officers, stockholders or creditors of the Seller or Parent);

               (b) liabilities for money borrowed including bank lines of credit, the current portions of any long-term debt, capitalized lease obligations (except capital leases set forth on Schedule 3.1 and as provided in
                                                ------------
Section 3.1(b)) and written but unpaid checks;

               (c) all long-term liabilities including any and all shareholder loans payable, industrial revenue bonds, land loans payable and subordinated indebtedness owed to related parties;

               (d) liabilities or obligations for Taxes (i) for which the Seller is liable or that relate to the operations of the Business on or prior to the Closing Date or (ii that are incurred by the Seller or Parent as a result of the transactions contemplated hereby (collectively, "Tax Liabilities");
                                                 ---------------

               (e) except to the extent set forth in Section 3.3, liabilities for commissions or other similar payments owed to (i) hospitals in connection with guarantees or other assurances of specified commission or income levels ("Hospital Guarantees"), (ii) hospitals or other Persons resulting from
  -------------------
underpayment of amounts owed ("Underpayments") or (iii) Jack West or any other
                               -------------
seller of a business or hospital contracts;

               (f) liabilities and obligations resulting from damage or injury (actual or alleged) to persons or property occurring prior to the Closing Date;

               (g) liabilities and obligations arising under or imposed pursuant to Environmental and Safety Requirements, including those associated with the alleged or actual release of any toxic or hazardous waste, constituent or other substance into the environment during any period prior to the Closing Date, whether or not attributable to actions or failures to act by Seller, with respect to the operation of or properties utilized in connection with the Business at any time prior to the Closing Date;

               (h) any liability with respect to any past or present employee (including officers) or independent contractor including any liability owing to any employee of the Seller for accrued bonuses or profit sharing or any liability or obligation under or with respect to any employee benefit plan, program, contract or arrangement covering past or present employees of the Business and their dependents and beneficiaries, except for (i) accrued employee compensation for the current pay period on the Closing Date and reimbursement of employee business expenses, in each case, that arose in the Ordinary Course of Business and exists on the Closing Date and (ii) liabilities to Transferred Employees that arise after the Closing Date out of such employment;

               (i) liabilities for infringement or misappropriation arising from the use of the Proprietary Rights prior to the Closing Date;

          (j) liabilities or obligations of the Seller the existence of which would violate or constitute a breach of any representation, warranty, covenant or agreement of the Seller contained herein or made in connection herewith;

          (k) liabilities or obligations to any stockholder or director of the Seller or Parent, or Affiliates of the Parent or Seller; and

          (l) liabilities or obligations of any nature relating to the Excluded Assets.

     3.3 PAYMENT OF EXCLUDED LIABILITIES.

          (a) On the Closing Date, the Seller shall pay or make arrangements or otherwise satisfy the Buyer that the Seller will be able to satisfy its indebtedness for borrowed money and other Excluded Liabilities. In the event that the Buyer or the Seller receives a claim for payment under a Hospital Guarantee or for an Underpayment, each party shall notify the other. The Seller shall pay any such claim within 20 business days following receipt thereof, unless within such period it determines in good faith that such claim is not valid; provided that if the Seller determines that any such claim is not valid, it shall first give Buyer a notice of such determination and the basis therefor and give the Buyer an opportunity to discuss with the Seller such determination; provided further that if the Seller does not pay such claim within such 20 business day period, the Buyer may pay such claim and, subject to and in accordance with Section 12.5, offset the amount paid.

          (b) All Hospital Guarantees are described on Schedule 3.3 hereto.
                                                       ------------
The Buyer agrees that all obligations arising under such listed Hospital Guarantees for periods beginning and ending after the Closing Date are included in the Assumed Liabilities and are the responsibility of the Buyer. The Seller agrees that all obligations arising under Hospital Guarantees not listed on such schedule or for periods beginning and ending before the Closing Date are included in the Excluded Liabilities and remain the responsibility of the Seller. The Buyer and Seller agree that with respect to those Hospital Guarantees listed on such schedule that relate to periods beginning prior to the Closing Date and ending after the Closing Date, (i) the Buyer shall be liable for such Hospital Guarantee if the sales at such subject hospital are materially less during the applicable period after the Closing Date than during the applicable period before the Closing Date due to the servicing (or lack of servicing) by the Buyer and (ii) the Buyer and Seller shall be liable for such Hospital Guarantee for such period based upon the number of days in such guarantee period prior to and after the Closing Date with respect to any such Hospital Guarantees not subject to clause (i).

          (c) In the event that the Cedars Sinai Los Angeles hospital makes any claim for commissions for pictures taken during the three year period following the Closing Date for security purposes (i.e., other than for pictures sold), the Seller shall indemnify the Buyer for any such amounts; provided that such amounts do not exceed $50,000; and provided further that the provisions of
Section 12.4 shall apply as if such claim were a Third Party Claim.

     3.4  CLOSING DATE AGREEMENTS.  On the Closing Date,

          (a) Dycam and the Buyer shall execute and deliver the Dycam Master Agreement in the form attached hereto as Exhibit B, with such changes as are reasonably acceptable to the Buyer and Dycam (the "Dycam Master Agreement");
                                                   ----------------------

          (b) Parent shall execute and deliver to the Buyer the Option Agreement in the form attached hereto as Exhibit C (the "Dycam Option");
                               ---------       ------------

          (c) the Seller and the Buyer shall execute an agreement whereby the Buyer will sublease from the Seller the premises at 667 Rancho Conejo Boulevard, Newbury Park that is subject to that certain Standard Industrial/Commercial Single-Tenant Lease-Net for a period ending December 31, 1998 with rental payments equal to Seller's lease cost for such period, which agreement shall be in form and substance reasonably satisfactory to the Buyer and Seller (the "Sublease Agreement");
 ------------------

          (d) the Seller, Parent and Buyer shall execute the Noncompetition Agreement;

          (e) the Seller and the Buyer shall execute a license agreement in the form attached as Exhibit D (the "IP License"); and
                     ---------       ----------

          (f) the Seller and Parent shall execute the trademark assignment in the form of Exhibit E (the "Trademark Assignment").
            ---------       --------------------

     ARTICLE 4.  CONSIDERATION

     4.1  PURCHASE PRICE.

          (a) In consideration for the transfer, conveyance and assignment of the Transferred Assets, the Buyer shall:

                (i) on the Closing Date, pay to the Seller an amount equal to $3,468,060 (subject to adjustment as provided herein); and

                (ii) on each three month anniversary of the Closing Date, pay to the Seller an amount equal to $88,750 until (and including) the third anniversary of the Closing Date, for total payments (subject to adjustment as provided herein) of $1,065,000.

The amounts set forth in Sections 4.1(a)(i) and (a)(ii) shall be paid by wire transfer of immediately available funds to such account of the Seller as designated in writing from time to time. In the event any payment is due on a date which is not a business day in the State of Missouri, such payment shall be made on the next business day. Except as specifically set forth herein, no interest shall accrue or be payable on the payments contemplated under Section 4.1(a)(ii). The amount set forth in Section 4.1(a)(ii) shall become immediately due and payable upon notice from the Seller following (i) the default in the payment when due of any amount contemplated by such Section 4.1(a)(ii), if such default continues for a period of three business days following notice of such default by the Seller, (ii) the default in the payment when due of any Assumed Liability, if such default continues for a period of ten business days following notice by the Seller of such default (provided that if Buyer does not have sufficient information to determine the nature and amount of such Payable, Seller shall also provide such information) and (iii) a Change of Control; provided that (w) in the event of a default under clause (i), the Seller shall be entitled interest, at a rate per annum equal to 10%, on any unpaid amount from the date it was due until the date it is paid, (x) the withholding of any amount in accordance with Section 12.5 shall not be deemed a default even if such amount is later determined to be due and owing to the Seller, (y) no default shall exist under clause (ii) if the Buyer is contesting any Assumed Liability in good faith or if the Seller contests a purchase price reduction or offset for the amount of such Assumed Liability and (z) in the event such amounts become payable pursuant to clause (iii), the amount payable shall be equal to the remaining payments owed pursuant to Section 4.1(a)(ii), discounted at the then current blended interest rate for the Buyer's and Holdings' indebtedness for borrowed money.

             (b) In addition, as part of the purchase consideration, the Buyer shall pay to the Seller on the Closing Date the amount, if any, equal to the Seller's estimated ordinary compensation costs (which shall be limited to normal salary or hourly rate and allocated cost of health benefits, life insurance premiums workers compensation and payroll taxes) for any Retained Employees for the period from the Closing Date up until April 15, 1997; provided that if the Closing Date occurs on or after April 15, 1997, no consideration shall be payable under this section 4.1(b); provided further that the calculation of such estimate shall be reasonably satisfactory to the Buyer; provided further that this obligation is a purchase price adjustment solely for the benefit of the Seller and shall not impose any liability or obligation on the Buyer with respect to such Retained Employees.

         4.2 PURCHASE PRICE ADJUSTMENT - HOSPITAL CONTRACTS.

             (a)  [INTENTIONALLY LEFT BLANK]

             (b) If, prior to the Closing Date, the Seller receives a notice of termination of any Current Contract for any reason (a "Terminated Contract"),
                                                       -------------------
(i) first, the Credit Amount shall be reduced (but not below zero) by the amount set forth opposite such Terminated Contract on Schedule 2.1(a) and (ii) then,
                                               ---------------
the consideration payable under Section 4.1(a)(i) and (a)(ii) shall be reduced pro rata (based upon the aggregate amounts payable under such subsections) by an amount equal to the excess, if any, of (x) the amount set forth opposite such Terminated Contract on Schedule 2.1(a) and (y) the reduction to the Credit
                       ---------------
Amount pursuant to clause (i).

             (c) If, after the Closing Date, the Seller receives a notice of termination of any Current Contract (also a "Terminated Contract"), (i) first,
                                             -------------------
the Credit Amount shall be reduced (but not below zero) by the Reduction Amount (defined below) and (ii) then, the consideration payable under Section 4.1(a)(ii) shall be reduced by the excess, if any, of the Reduction Amount over the reduction to the Credit Amount pursuant to clause (i). The "Reduction
                                                                 ---------
Amount" means the product of (x) the amount set forth opposite such Current
------
Contract on Schedule 2.1(a) times (y) the Applicable Percentage.  The
            ---------------
"Applicable Percentage" equals 100% for any Terminated Contract where notice of
----------------------
termination is received on or prior to the 3rd month anniversary of the Closing Date, 75% for any Terminated Contract where notice of termination is received after the 3rd and on or prior to the 6th month anniversary of the Closing Date, 50% for any Terminated Contract where notice of termination is received after the 6th and on or prior to the 9th month anniversary of the Closing Date and 25% for any Terminated Contract where notice of termination is received after the 9th and on or prior to the 12th month anniversary of the Closing Date.

             (d) In the event that (i) the Seller executed or executes a Hospital Contract in accordance with Section 8.5 after December 13, 1996 and prior to February 28, 1997 and (ii) such contract is Installed (either by Seller or Buyer) prior to June 30, 1997, the Credit Amount shall be increased in an amount equal to $20 times the number of annualized hospital births (calculated as provided in Section 4.2(h)) for the hospital subject to such Hospital Contract; provided that this Section 4.1(d) shall not apply to any Hasco Hospital. Following the Closing Date, the Buyer shall use its commercially reasonable efforts (which shall be consistent with those used for other similar contracts of Buyer) to Install any such contract prior to June 30, 1997.

             (e) If (x) any Terminated Contract continues for a period of at least 12 months following the notice of termination or (y) the Terminated Contract is reinstated within 12 months following the date of notice of termination (such 12 month anniversary, in the case of clause (x), or the date of reinstatement, in the case of clause (y), is referred to as the "Date of
                                                                    -------
Reinstatement"), Buyer shall pay to the Seller the amount of any purchase price
-------------
reduction relating to such Terminated Contract. A Terminated Contract shall be deemed to be "reinstated" if the subject hospital enters into a new written contract with the Buyer notwithstanding there being no intermediate provider of such services. To the extent any purchase price reduction with respect to such Terminated Contract related to payments already made by Buyer (such as those made on the Closing Date or those made pursuant to 4.1(a)(ii)), such payment shall be made in cash within 10 Business Days following the Date of Reinstatement, and any other amounts shall increase the future payments under 4.1(a)(ii).

          (f) Any reduction to or increase of payments under Section 4.1(a)(ii) will be made pro rata across all remaining payments.

          (g) The Seller shall not be entitled to payment for any Credit
Amount.

          (h) The number of hospital births at any hospital shall be agreed upon between the Buyer and Seller in good faith based upon the American Hospital Association published statistics and other sources agreed to by the Buyer and the Seller and determined consistent with the calculations used to arrive at hospital births for the Current Contracts as set forth on Schedule 2.1(a).
                                                          ---------------

     4.3 ALLOCATION OF PURCHASE PRICE. Within 60 days after determination of the Final Closing Balance Sheet (defined below), Buyer shall make, or cause to be made, an appraisal of the Transferred Assets (the "Appraisal"). Each of Buyer and Seller shall allocate the purchase price among the Transferred Assets pursuant to Section 1060 of the Code in accordance with the fair market values of the assets as set forth in the Appraisal. Each of Buyer and Seller shall file Internal Revenue Service Form 8594 in a timely manner.

      4.4 PURCHASE PRICE ADJUSTMENT -- OPERATIONS.

          (a) At least 3 days prior to the Closing Date, the Buyer and Seller shall agree on good faith estimates of the Adjustments (defined below) as of the Closing Date based on the Seller's most recently available (unaudited) monthly balance sheets and Seller's good faith estimates of the changes thereto, which estimate shall be reasonably acceptable to Buyer (the "Estimated Adjustment
                                                       --------------------
Amount").  The cash payable pursuant to Section 4.1(a)(i) shall be reduced by
------
the amount of the Estimated Adjustment Amount.  "Adjustments" means the sum of
                                                 -----------
(i) the amount of Payables on the Closing Date, (ii) the amount by which the principal amount of the Hasco Loans exceed the lesser of (x) $540,000 and (y) $540,000 times the quotient of the number of days elapsed since January 15, 1997 divided by 90, (iii) the amount, if any, by which the liabilities of the Seller (whether Assumed Liabilities or Excluded Liabilities, but excluding the Hasco Loans) on the Closing Date (as reflected on the Final Closing Balance Sheet) are less than the liabilities of the Seller (whether Assumed Liabilities or Excluded Liabilities but excluding the Hasco Loans) on the date hereof (as reflected on the Final Signing Balance Sheet), (iv) the amount of any non-ordinary course expenses (including any legal fees or expenses and interest to Affiliates (other than Dycam)) paid by the Seller between the date hereof and the Closing Date and
(v) the amount, if any, by which "accounts receivables," "pre-paid expenses," "inventory" and "deposits" (as such terms are used on the Financial Statements) of the Seller on the Closing Date (as reflected on the Final Closing Balance Sheet) are less than $115,000, $40,000, $20,000 and $30,000, respectively.

          (b) Prior to the Closing Date, the Seller shall prepare and provide to the Buyer a balance sheet of the Seller as of the date of this Agreement (the "Preliminary Signing Balance Sheet"). Within 90 days following the Closing
 ---------------------------------
Date, the Buyer shall prepare and deliver to the Seller a balance sheet of the Seller as of the Closing Date (immediately prior to giving effect to the Closing) (the "Preliminary Closing Balance Sheet"), and the Buyer's calculation
                ---------------------------------
of the actual Adjustments based upon such Preliminary Closing Balance Sheet (the "Preliminary Adjustment Amount"). The Preliminary Signing Date Balance Sheet
 -----------------------------
and Preliminary Closing Date Balance

Sheet shall be prepared in accordance with GAAP, consistently applied, except for the absence of footnotes and absence of statements of cash flow and stockholders' equity and except that all proper accruals and other items shall be set forth thereon.

          (c) Following the delivery of the Preliminary Signing Balance Sheet and Preliminary Closing Balance Sheet, the Buyer and Seller shall make itself and its employees and independent accountants available to meet and discuss such statements with the other party. Within thirty (30) calendar days following the delivery of the Preliminary Closing Balance Sheet, (i) the Buyer may deliver to the Seller its objections to the Preliminary Signing Balance Sheet and (ii) the Seller may deliver to the Buyer its objections to the Preliminary Closing Balance Sheet and/or determination of the Preliminary Adjustment Amount. If the Buyer does not deliver written notice of an objection to the Preliminary Signing Balance Sheet within such thirty (30) day period, the Buyer shall be deemed to have accepted the Preliminary Signing Balance Sheet and such Preliminary Signing Balance Sheet shall be deemed to be the "Final Signing Balance Sheet." If the
                                         ---------------------------
Seller does not deliver written notice of an objection to the Preliminary Closing Balance Sheet within such thirty (30) day period, the Seller shall be deemed to have accepted the Preliminary Closing Balance Sheet and Preliminary Adjustment Amount and such Preliminary Closing Balance Sheet and Preliminary Adjustment Amount shall be deemed to be the "Final Closing Balance Sheet" and
                                             ---------------------------
"Final Adjustment Amount," respectively.
------------------------

          (d) If the Buyer or Seller (as applicable) delivers written notice of an objections to the Preliminary Signing Balance Sheet, Preliminary Closing Balance Sheet or Preliminary Adjustment Amount (the "Objections") within the
                                                      ----------
thirty (30) day period contemplated above, the Buyer and the Seller shall, during the fifteen (15) days following delivery of the Objections (or, if Objections are delivered by both Buyer and Seller, 15 days following the latest delivery of such Objections), meet and discuss in good faith the Objections. If the Objections cannot be satisfied by negotiation between the parties within such fifteen (15) day period, the Objections will be referred for arbitration to an independent auditor selected pursuant to the terms of this Section. The Buyer shall select two independent accounting firms; provided, that such independent accounting firms shall not include Coopers & Lybrand or any current auditor, or auditor during the prior 12 months, of the Buyer, the Seller, Holdings or Parent. Of such two independent accounting firms selected by the Buyer, the Seller shall choose the Los Angeles office of one of the firms to serve as the accounting arbitrator (the "Accounting Arbitrator") with respect to
                                         ---------------------
the Objections. The Accounting Arbitrator will be instructed to select, at its discretion, the individuals who will have primary responsibility for this matter and will be instructed to reach a determination within forty-five (45) days from the date of referral. The Accounting Arbitrator will be limited to determining matters of accounting as they relate to the Objections. The decision of the Accounting Arbitrator will be final and binding upon the parties. The fees and expenses of the Accounting Arbitrator engaged pursuant to this Section 4.4 shall be paid by the party whose last calculation of the Final Adjustment Amount prior to the submission of the matter to the Accounting Arbitrator is furthest from the Final Adjustment Amount established by the Accounting Arbitrator. The Preliminary Signing Balance Sheet, Preliminary Closing Balance Sheet and/or Preliminary Adjustment Amount, as adjusted by agreement of the Seller and the Buyer or by the Accounting Arbitrator in accordance with this Section 4.4, shall be the "Final Signing Balance Sheet," "Final Closing Balance Sheet" and "Final
        ---------------------------    ---------------------------       -----
Adjustment Amount," respectively.
-----------------

          (e)  (i)  If the difference of (A) Estimated Adjustment Amount minus
(B) the Final Adjustment Amount is negative, then the amounts payable by the Buyer to the Seller under Section 4.1(a)(ii) will be reduced (in the order of maturity) by the absolute amount of such difference.

               (ii) If the difference of (A) Estimated Adjustment Amount minus
(B) the Final Adjustment Amount is positive, then as soon as practicable (but in no event later than three business days) after the final determination of the Final Closing Balance Sheet pursuant to this

Section 4.3, the absolute value of such difference shall be paid to the Seller by the Buyer by wire transfer in immediately available funds to an account specified by the Seller.

          (f) Notwithstanding anything to the contrary contained in this Agreement, but subject to the provisions of Section 12.5, if any Payable arises after the determination of the Final Closing Balance Sheet and was not included therein, the Buyer may pay such Payable and reduce the amounts payable by the Buyer to the Seller under Section 4.1(a)(ii) by the amount of such Payable (such reduction to be in the order of maturity). The Buyer shall provide the Seller with periodic statements of any such Payables and such other information in Buyer's possession in connection therewith as the Seller reasonably requests; provided that notice of all such Payables must be given on or before the first
--------
anniversary of the Closing Date.

          ARTICLE 5.  THE CLOSING

          The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Sanders, Barnet, Goldman, Simons &
 -------
Mosk at 1:00 p.m. on the date of the stockholders meeting contemplated by
Section 8.3, or at such other time or date as the Buyer and the Seller shall agree. The time and date of the Closing is referred to herein as the "Closing
                                                                       -------
Date."
----

           ARTICLE 6.  REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE
                       PARENT

          The Seller and Parent, jointly and severally, represent and warrant to the Buyer as follows:

          6.1 ORGANIZATION. The Seller is a corporation duly organized and existing in good standing under the laws of the State of California, and has the corporate power to own its property and to carry on its business as now conducted and to carry out the transactions contemplated by this Agreement. The Seller is qualified to do business as a foreign corporation in all jurisdictions where failure to so qualify would have a Material Adverse Effect. Parent is a corporation duly organized and existing in good standing under the laws of the State of Delaware, and has the corporate power to own its property and to carry on its business as now conducted and to carry out the transactions contemplated by this Agreement. Parent is qualified to do business as a foreign corporation in all jurisdictions where failure to so qualify would have a Material Adverse Effect.

          6.2 POWER AND AUTHORITY. Subject to the approval of Parent's stockholders holding a majority of each class of Parent's outstanding capital stock, the Seller and Parent each have all requisite power and authority, corporate or otherwise, to enter into this Agreement and the other agreements contemplated hereby and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other agreements contemplated hereby and, subject to the approval of Parent's stockholders holding a majority of each class of Parent's outstanding capital stock, the performance by the Seller and Parent of their obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate action. Except for approval by Parent's shareholders holding a majority of each class of Parent's outstanding capital stock, no further corporate action or other proceedings on the part of the Seller or Parent is necessary to authorize this Agreement, the other agreements contemplated hereby or the transactions contemplated hereby or thereby.

          6.3 VALID AND BINDING AGREEMENT. When executed and delivered, this Agreement and each of the other agreements, documents and instruments to be executed and delivered by the Seller or Parent pursuant hereto shall constitute valid and binding agreements of the Seller and/or Parent (as applicable), enforceable against the Seller and/or Parent (as applicable) in accordance with their terms, subject, as to enforcement, (a) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and (b) to general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

          6.4 SUBSIDIARIES. The Seller does not have any subsidiaries or own any investments in any other Person.

          6.5  CONSENTS AND APPROVALS.  Except as set forth on Schedule 6.5, no
                                                               ------------
registration or filings with, notices to, or consent, approval, permit, authorization or action of, any third party (including any Governmental Agency or other Person) is required in connection with the execution and delivery by the Seller or Parent of this Agreement or the other agreements, documents and instruments to be executed and delivered by the Seller and/or Parent pursuant hereto or in connection with the consummation of the transactions contemplated hereby or thereby.

          6.6 NO VIOLATIONS. The execution and delivery of this Agreement and the other agreements, documents and instruments to be executed and delivered pursuant hereto by the Seller and/or Parent and the consummation by the Seller and Parent of the transactions contemplated hereby and thereby (a) do not and will not conflict with or violate any provision of the certificate of incorporation or by-laws (or similar organizational documents) of the Seller or Parent and (b) do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon the Transferred Assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) except as set forth on Schedule
                                                                    --------
6.5, require any authorization, consent, approval, exemption or other action by or notice to any court, Governmental Agency or other third party pursuant to, any law, statute, rule or regulation to which the Seller or Parent is subject, or any agreement, instrument, order, judgment or decree to which the Seller or Parent is subject or by which any of the Transferred Assets are bound.

          6.7 FINANCIAL STATEMENTS. The Seller has previously delivered to the Buyer copies of the Parent's financial statements as of and for the accounting periods ended December 31, 1994 and 1995 (the "Year End Statements") and Quarterly Financials and Monthly Financials for accounting periods ending prior to the date hereof. The Year End Statements and Quarterly Statements (collectively, the "Seller Financials") are, and in the case of the Quarterly Interim Financials or Year-End 1996 Financials will be, consistent with the books and records of Parent and the Seller, as the case may be, which, in turn, are, and in the case of the Quarterly Interim Financials or Year-End 1996 Financials will be, accurate and complete in all material respects, have been prepared in accordance with GAAP consistently applied (except, in the case of the Quarterly Financials and Quarterly Interim Financials for absence of footnotes and normal year-end adjustments, which adjustments will not be material and the absence of statements of cash flow and stockholders' equity) and fairly present the assets, Liabilities and financial condition of the Parent or Seller at the dates specified and the results of their operations for the periods then ended. As of the date of the most recent balance sheet of the Seller included in the Seller Financials, the Seller had no liabilities or obligations of any kind or nature, fixed or contingent, matured or unmatured, which are not reflected or fully reserved against on such balance sheet to the extent required by GAAP. The Monthly Financials are and in the case of the Monthly Interim Financials will be, prepared in good faith by the Seller based upon the books and records of the Seller.

          6.8 NO UNDISCLOSED LIABILITIES. To its knowledge, the Seller does not have any Liabilities arising out of transactions entered into prior to the Closing, or any action or inaction prior to the Closing, or any state of facts existing at or prior to the Closing other than (a) Liabilities set forth or reserved against on its Latest Balance Sheet, (b) Liabilities which have arisen after the date of its Latest Balance Sheet in the Ordinary Course of Business (none of which is a Liability resulting from breach of contract, breach of warranty, tort, infringement, claim or law suit which would have a Material Adverse Effect), (c) Liabilities under the Arnold Agreements and (d) other Liabilities expressly disclosed in other Schedules to this Agreement.

         6.9 TITLE TO PROPERTIES. The Seller has good and marketable title to all of the Transferred Assets free and clear of all Liens, subject to the rights of landlords, lessors and licensors in the case of leased or licensed assets. The Transferred Assets include all of the assets, properties, whether tangible or intangible, and other rights owned by the Seller and used in the conduct of the Business as conducted on the Latest Balance Sheet Date and as currently conducted by the Seller, other than as set forth on Schedule 6.9, the Excluded
                                                    ------------
Assets and those disposed of in the ordinary course of business.

         6.10  CONDITION OF TRANSFERRED ASSETS.  Except as set forth on Schedule
                                                                        --------
6.10, the machinery, equipment and other tangible assets (other than inventory)
----
included among the Transferred Assets are in normal operating condition, reasonable wear and tear excepted, and have been maintained and repaired on a regular basis so as to preserve their utility and value.

         6.11  REAL PROPERTY.

               (a) The Seller does not own, in whole or in part, any real property.

               (b) Attached as Schedule 6.11 is a list of all leases, subleases
                               -------------
and other similar agreements, including all amendments, extensions and other modifications (the "Leases") for real property (the "Leased Property" or the
                                                     ---------------
"Real Property") utilized in connection with the Business to which the Seller is
 -------------
a party. The Seller has a good and valid leasehold interest in and to all of the Leased Property, subject to no Liens except as described in such Schedule. Each Lease is in full force and effect and is enforceable in accordance with its terms. The Seller has previously delivered to the Buyer true and complete copies of all the Leases. Except as described on Schedule 6.11 hereto, no consent,
                                          -------------
waiver, approval or authorization is required from the landlord under any Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

               (c) Other than the Seller or Parent, there are no parties in possession or parties having any rights to occupy any of the Real Property. The Real Property is in good condition and repair and is sufficient and appropriate for the conduct of the Business. All permits, licenses and other approvals necessary to the current occupancy and use of the Real Property have been obtained, are in full force and effect and have not been violated. There is no pending or, to the knowledge of the Seller, any threatened condemnation proceeding affecting any portion of the Real Property.

          6.12 PROPRIETARY RIGHTS.  Schedule 6.12 attached hereto sets forth a
                                    -------------
complete and correct list and brief description of all patented and registered Proprietary Rights owned by the Seller and used in connection with the Business and all pending patent applications and applications for the registration of other Proprietary Rights owned by the Seller. Schedule 6.12 also sets forth a
                                               -------------
complete and correct list and brief description of (a) all unregistered trademarks, trade names and corporate names used by the Seller, (b) all computer software owned and/or used by the Seller (other than mass-marketed software with a license fee of less than $1,000), and (c) all licenses and other rights granted by the Seller to any third party with respect to Proprietary Rights and all licenses and other rights granted by any third party to the Seller, in each case together with a description of the subject matter licensed. The Seller has delivered to the Buyer correct and complete copies of all documents embodying such licenses. Except as set forth on Schedule 6.12, (a) the Seller owns and
                                       -------------
possesses all right, title and interest in and to, or has a written, enforceable and effective license to use, all of the Proprietary Rights necessary for the operation of the Business as presently conducted and as presently proposed to be conducted, free and clear of all Liens; (b) no claim by any third party contesting the validity, enforceability, use or ownership of any Proprietary Rights owned or used by the Seller has been made, is currently outstanding or, to Seller's knowledge, is threatened, and there are no grounds for any such claim; (c) the Seller has not received any notices of, nor is it aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or other conflict with, any third party with respect to, any Proprietary Rights owned or used by the Seller, nor has the Seller received any claims alleging infringement or misappropriation of, or conflict with, any Proprietary Rights of any third party or any offers by a third party to license its intellectual property; (d) the Seller has not infringed, misappropriated or otherwise acted in conflict with any Proprietary Rights of any third party, nor is the Seller aware of any infringement, misappropriation or conflict which shall occur as a result of the continued operation of the Business as currently conducted or as proposed to be conducted; (e) all Proprietary Rights owned or used in connection with the Business prior to the date hereof shall be owned by or available for use by the Buyer on identical terms and conditions immediately subsequent to Closing; (f) the Seller has made all necessary filings and recordations and has paid all required fees and Taxes to record and maintain its ownership of its patented and registered Proprietary Rights in the United States Patent and Trademark Office, the United States Copyright Office, and all similar foreign agencies; (g) the Seller has never agreed to indemnify any person with respect to any Proprietary Rights; and (h) the Seller is not aware of any Proprietary Rights that any competitors or other Person has developed which reasonably could be expected to supersede or make obsolete any product or process of the Seller or to limit the Business.

     6.13 CONTRACTS.

          (a) Schedule 6.13 hereto sets forth a complete and correct list (with
              -------------
descriptions) of all Hospital Contracts existing on the date hereof and all agreements, including commitments, instruments, leases (other than real property leases) or other consensual obligations, to which the Seller is a party or to which it is subject (excluding customary inventory purchase orders in the Ordinary Course of Business) (i) which shall be binding upon the Buyer subsequent to the Closing and which involves consideration with a value of $20,000 or more, (ii) which shall require the Buyer to provide goods or services more than ninety (90) days from the date hereof, (iii) which evidence or provide for any indebtedness of the Seller or any Liens on any of the Transferred Assets, (iv) which guarantee the performance, Liabilities or obligations of any other entity, (v) which restrict the ability of the Seller to conduct any business activities, (vi) which involve any related party, including the Parent and any present or former employee of the Seller, (vii) which involve any Governmental Agency, (viii) which are not in the Ordinary Course of Business,
(ix) which are terminable by any third party as a result of the transactions contemplated by this Agreement, (x) which relate to the distribution or marketing of the products of the Business, (xi) which relate to Proprietary Rights used in connection with the Business, (xii) which are sales, distribution or franchise agreements, or (xiii) which are otherwise material to the Business.

          (b) All of the agreements included in the Transferred Assets are valid, binding and enforceable in accordance with their respective terms. The Seller is not in breach of any of the agreements included in the Transferred Assets, nor to the best of the Seller's knowledge is any third party in breach of such agreements or has repudiated any provision of such agreement and no event has occurred which with notice, lapse of time or both would constitute a breach or default or permit termination, modification or acceleration. True and complete copies of all agreements set forth on Schedule 6.13 (including
                                               -------------
amendments, waivers or other changes thereto) have previously been delivered to the Buyer. Except as set forth on Schedule 6.13, all agreements included in the
                                   -------------
Transferred Assets are assignable by the Seller to the Buyer without the consent of any other entity.

          (c) As of January 31, 1997, the Seller has not been notified that any hospital may terminate any Hospital Contract, or that any hospital will propose any change to the terms of any Hospital Contract. Except as set forth on
Schedule 3.3, there are no guarantees to
------------
any hospital or other person regarding the minimum level of payments to be made in connection with any Hospital Contract.

          6.14  LITIGATION.  Except as set forth on Schedule 6.14, there are no
                                                    -------------
claims, actions, suits, inquiries, proceedings or investigations pending or, to the best of the Seller's knowledge, threatened against or affecting the Seller or any of the Transferred Assets before or by any court or Governmental Agency. The Seller is not presently subject to any judgment, injunction, order or other decree of any court of competent jurisdiction.

          6.15 COMPLIANCE WITH LAWS. The Business has been conducted in compliance in all material respects with all applicable laws and regulations of foreign, federal, state and local Governmental Agencies. The Seller possesses, and is in compliance in all material respects with, all licenses, permits, franchises, certificates, approvals and other governmental authorizations necessary to the conduct of the Business, and such licenses, permits, approvals and authorizations are transferrable to the Buyer and will be in full force and effect on and following the Closing Date.

          6.16  NO MATERIAL ADVERSE CHANGE.  Except as set forth on Schedule
                                                                    --------
6.16, since the date of the Latest Balance Sheet, no event, occurrence, fact, condition, change or development has occurred that, individually or in the aggregate, has constituted or resulted in, or could constitute or result in, a Material Adverse Effect.

          6.17  INTERIM CHANGES.  Except as set forth on Schedule 6.17 hereto,
                                                         -------------
since the date of the Latest Balance Sheet there have not been:

                (a) any changes in the financial condition, assets, liabilities, personnel or operations of the Seller or in its relationships with suppliers, customers, distributors, lessors, licensors or others, other than changes in the ordinary course of business which would not individually or in the aggregate result in a Material Adverse Effect;

                (b) any damage, destruction or loss, whether or not covered by insurance, adversely affecting the Transferred Assets;

                (c) any indebtedness for borrowed money or any forgiveness or cancellation of indebtedness owing to the Seller or waiver of any claims or rights by the Seller;

                (d) any increase in the compensation or benefits paid or to become payable by the Seller to any of its officers or employees, except for increases in the Ordinary Course of Business to hourly-paid employees that in the aggregate are not material;

                (e) any dividends or distributions or any transfer, lease, license or other disposition of assets of the Seller, other than sales of inventory in the Ordinary Course of Business;

                (f) any Liens placed on any of the Transferred Assets;

                (g) any amendment or termination of any lease, contract, license or other agreement to which the Seller is a party;

                (h) any change in the collection, payment or credit experience or practices of the Seller or in the accounting practices, procedures or methods of the Seller;

                (i) any agreement, arrangement or transaction between the Seller and any affiliate of the Seller or any officer or employee of the Seller;

          (j) a delay or postponement (beyond the Seller's normal practice) of the payment of the Seller's accounts payable or other Liabilities;

          (k) the mortgage, pledge or creation of a Lien against any of the Transferred Assets, except Liens for current property taxes not yet due and payable;

          (l) the sale, assignment or transfer of any of the Transferred Assets, except in the Ordinary Course of Business, or the cancellation without fair consideration of any debts or claims owing to or held by the Seller;

          (m) the sale, assignment or transfer of any Proprietary Rights, or the disclosure of any proprietary confidential information to any Person or the granting of any license or sublicense of any rights under or with respect to any Proprietary Rights;

          (n) any extraordinary losses or waiver of any rights of value by the Seller, whether or not in the Ordinary Course of Business other than those not having a Material Adverse Effect;

          (o) any capital expenditures or commitments therefor that aggregate in excess of $50,000.

          (p) any other transaction not in the Ordinary Course of Business and consistent with past practices or any material change in the business policies or practices of the Seller; or

          (q) any commitment by the Seller to do any of the foregoing.

    6.18  TAXES.  (a) Except as described on Schedule 6.18, the Seller has
                                             -------------
timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable law and regulations, and all such Tax Returns are true and accurate in all material respects. All Taxes due and payable by the Seller have been paid.

          (b) The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party.

          (c) Except as set forth in Schedule 6.18 attached hereto:
                                     -------------

              (i) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Seller, and to the Seller's knowledge, no such deficiency or proposed adjustment has been threatened;

              (ii) no claim has ever been made by a taxing authority in a jurisdiction where the Seller does not file Tax Returns that the Seller is or may be subject to Taxes assessed by such jurisdiction; and

              (iii) none of the Assumed Liabilities includes any obligation to make any payments that will be nondeductible under Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax law).

          (d) Schedule 6.18 contains a list of states, territories and
              -------------
jurisdictions (whether foreign or domestic) in which the Seller or Parent is required to file Tax Returns.

          (e) The Buyer will not be required to deduct and withhold any amount pursuant to Section 1445(a) of the Code upon the transfer of the Transferred Assets to the Buyer.

    6.19 LABOR MATTERS. The Seller is not a party to any collective bargaining agreement or any employment, consulting or similar agreement relating to the Business or any agreement or arrangement providing for severance payments to any employee of the Seller upon termination of employment or which provide benefits upon a change in control of the Seller. To the best knowledge of the Seller, there is no basis for any unfair labor practice charge or complaint against the Seller arising out of the Seller's activities (including, without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes), nor is there any labor strike, work stoppage, grievance or other labor dispute pending or, to the Seller's best knowledge, threatened against the Seller.
There is no existing representation question respecting any employees of the Seller, nor to the Seller's best knowledge are there any organizational efforts with respect to any employees of the Seller.

    6.20  ENVIRONMENTAL AND SAFETY MATTERS.  Except as set forth on
Schedule 6.20 hereto:
-------------

          (a) The Seller has complied and is in compliance with all Environmental and Safety Requirements.

          (b) Without limiting the generality of the foregoing, the Seller has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that may be required pursuant to Environmental and Safety Requirements for the occupation of their facilities and the operation of the Business. A list of all such permits, licenses and other authorizations is set forth on Schedule 6.20.
         -------------

          (c) The Seller has not received any written or oral notice, report or other information regarding any Liabilities or potential Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Seller or its facilities and arising under Environmental and Safety Requirements.

          (d) None of the following exists at any property or facility owned or operated by the Seller:

              (i)   Asbestos-containing material in any form or condition;
              (ii)  Materials or equipment containing polychlorinated biphenyls;
              (iii) Underground storage tanks or surface impoundments; or
              (iv)  Landfills or other permanent waste disposal areas.

          (e) The Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any substance, including without limitation any Hazardous Materials, or owned or operated any facility or property, so as to give rise to Liabilities of the Seller pursuant to Environmental and Safety Requirements, including without limitation any Liabilities for corrective action, response costs, natural resource damage or attorneys fees.

          (f) Neither this Agreement, the agreements to be entered into herewith, nor the consummation of the transactions contemplated hereby or thereby will result in any obligations for site investigation or cleanup, or notification to or consent of Government Agencies or third parties, pursuant to any "transaction-triggered" or "responsible property transfer" Environmental and Safety Requirements.

          (g) The Seller has not either expressly or by operation of law assumed or undertaken any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental and Safety Requirements.

          (h) Without limiting the foregoing, no facts, events or conditions relating to the past or present facilities, properties or operations of the Seller will prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental and Safety Requirements, or give rise to any other Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including without limitation any relating to onsite or offsite Releases or threatened Releases of Hazardous Materials, personal injury, property damage or natural resource damage.

    6.21  ARNOLD AGREEMENTS.  True and complete copies of the Arnold
Agreements have been delivered to the Buyer. The Arnold Agreements have been duly executed by each of the parties thereto and to the Seller's and Parent's knowledge and belief, represent the binding and enforceable agreement of each of the parties thereto, and are in full force and effect (subject to limitations and restrictions imposed by applicable law with respect to covenants not to compete). Neither the Seller nor Parent has any knowledge of any breach of the terms thereof. The Arnold Agreements were negotiated and entered into with the intent of, among other things, (a) protecting the Seller and Parent from damage prior to and following the Closing Date and (b) following the Closing Date, protecting, for the benefit of Buyer, the goodwill of the Business (including hospital relationships and confidential information) that is being conveyed to Buyer hereunder.

    6.22 INVENTORY. The inventory of the Seller is, when taken as a whole, of a level and quality consistent with that reflected on the Latest Balance Sheet.

    6.23  TRANSACTIONS WITH AFFILIATES.  Except as set forth on Schedule
                                                                --------
6.23 since December 31, 1995, none of the Seller, Parent or their respective
----
Affiliates has been involved in any business arrangement or relationship and none of the Parent or its Affiliates (other than Seller) owns any property or right, tangible and intangible, which is used in the Business. Except as set forth on Schedule 6.23, since the date of the Latest Balance Sheet, none of the
         --------------
Parent or its Affiliates has loaned any money to or borrowed any money from the Seller, which in either case remain outstanding as of the date hereof. Except as set forth on Schedule 6.23, since the date of the Latest Balance Sheet, none
                -------------
of the Parent or its Affiliates has transferred any Liability property or right, tangible or intangible, to the Seller and the Seller has not transferred any property or right, tangible or intangible, to any of the Parent or its Affiliates.

    6.24  EMPLOYEE BENEFIT PLANS.

          (a) Schedule 6.24 contains an accurate and complete list of each
              -------------
"employee benefit plan" (as such term is defined in Section 3(3) of ERISA) and each other employee benefit plan, policy, understanding or arrangement, in each case contributed to, maintained or sponsored by the Seller, or with respect to which the Seller has any liability or potential liability. Each such item listed on Schedule 6.24 is referred to herein as a "Benefit Plan." Schedule
          -------------                                             --------
6.24 also contains an accurate and complete list of each collective bargaining
----
agreement, employment agreement and each other agreement, arrangement, commitment, understanding, or policy of any kind with or for the benefit of any current or former employee, officer, director or consultant of the Seller.

          (b) Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a determination from the IRS that such Benefit Plan is qualified under Section 401(a) of the Code, and nothing has occurred since the date of such determination that could adversely affect the qualification of such Benefit Plan.

          (c) The Seller does not contribute to, maintain, sponsor or have any liability or potential liability with respect to any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) that is subject to
Section 302 of ERISA or Section 412 of the Code or with respect to any "multiemployer plan" (as such term is defined in Section 3(37) of ERISA).

          (d) Except as set forth on Schedule 6.24, (i) each Benefit Plan and
                                     -------------
any related trust, insurance contract or fund has been maintained, funded and administered in compliance with its respective terms and the terms of any applicable collective bargaining agreements and in compliance with all applicable laws and regulations, including, but not limited to, ERISA and the Code; (ii) no asset of the Seller that is to be acquired by the Buyer, directly or indirectly, pursuant to this Agreement is subject to any lien under ERISA or the Code; (iii) the Seller has not incurred any liability under Title IV of ERISA or to the Pension Benefit Guaranty Corporation; and (iv) there are no pending or threatened actions, suits, investigations or claims with respect to any Benefit Plan (other than routine claims for benefits) and Seller does not have any knowledge of any facts which could give rise to (or be expected to give rise to) any such actions, suits, investigations or claims.

          (e) Except as set forth on Schedule 6.24, (i) the Seller has complied
                                     -------------
with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA; and (ii) the Seller does not have any obligation under any Benefit Plan or otherwise to provide health or life insurance benefits to former employees of the Seller or any other person, except as specifically required by
Part 6 of Subtitle B of Title I of ERISA.

          (f) The Seller does not have any liability with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) solely by reason of being treated as a single employer under Section 414 of the Code with any trade, business or entity other than the Seller.

          (g) With respect to each Benefit Plan, the Seller has provided the Buyer with true, complete and correct copies of (to the extent applicable) (i) all documents pursuant to which the Benefit Plan is maintained, funded and administered, (ii) the most recent annual report (Form 5500 series) filed with the IRS (with applicable attachments), (iii) the most recent financial statement, (iv) the most recent actuarial valuation of benefit obligations, (v) the most recent determination letter received from the IRS, and (vi) the most recent summary plan description provided to participants.

        6.25 INSURANCE. Seller has maintained, and has currently in effect, insurance coverage that is usual and customary for a business of a type operated by the Seller.

        6.26 BROKERS. No broker's, finder's or any similar fee shall be incurred by or on behalf of the Seller or the Parent in connection with the origin, negotiation, execution or performance of this Agreement or the transactions contemplated hereby for which the Buyer shall have any Liability.

        6.27 ACCURACY OF INFORMATION. None of the Seller's or the Parent' representations, warranties or statements contained in this Agreement or in the Schedules hereto or any other information provided to the Buyer or its agents by the Seller, the Parent or their respective agents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements true.

        6.28 REPRESENTATIONS AND WARRANTIES ON CLOSING DATE. The representations and warranties contained in this Article 6 shall be true, correct and complete on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (or, in the case of any such representations or warranties made only as of a particular date, as of such particular date).

          ARTICLE 7.  REPRESENTATIONS AND WARRANTIES OF THE BUYER

          The Buyer and Holdings, jointly and severally, represent and warrant to Seller and the Parent as follows:

          7.1 ORGANIZATION. The Buyer and Holdings are corporations duly organized and existing in good standing under the laws of their states of incorporation and have the corporate authority to own their properties and to carry on their business as now conducted and to carry out the transactions contemplated by this Agreement.

          7.2 POWER AND AUTHORITY. Each of the Buyer and Holdings has all requisite power and authority, corporate or otherwise, to enter into this Agreement and the other agreements contemplated hereby to which they are a party and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other agreements contemplated hereby and the performance by each of the Buyer and Holdings of its obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate action. No corporate action or other proceedings on the part of the Buyer or Holdings is necessary to authorize this Agreement, the other agreements contemplated hereby or the transactions contemplated hereby or thereby.

          7.3 VALID AND BINDING AGREEMENT. When executed and delivered, this Agreement and each of the other agreements, documents and instruments to be executed and delivered by the Buyer and/or Holdings pursuant hereto shall constitute valid and binding agreements of the Buyer and/or Holdings (as applicable), enforceable against the Buyer or Holdings (as applicable) in accordance with their terms, subject, as to enforcement, (a) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and (b) to general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

          7.4  CONSENTS AND APPROVALS.  Except as set forth on Schedule 7.4, no
                                                               ------------
registration or filings with, notices to, or consent, approval, permit, authorization or action of, any third party (including any Governmental Agency or other Person) is required in connection with the execution and delivery by the Buyer or Holdings of this Agreement or the other agreements, documents and instruments to be executed and delivered by the Buyer or Holdings pursuant hereto or in connection with the consummation of the transactions contemplated hereby or thereby.

          7.5  NO VIOLATIONS.   Except as set forth on Schedule 7.5, the
                                                       ------------
execution and delivery of this Agreement and the other agreements, documents and instruments to be executed and delivered pursuant hereto by the Buyer and/or Holdings and the consummation by the Buyer and Holdings of the transactions contemplated hereby and thereby (a) do not and will not conflict with or violate any provision of the certificate of incorporation or by-laws (or similar organizational documents) of the Buyer or Holdings and (b) do not and will not
(i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) give any third party the right to modify, terminate or accelerate any obligation under, (iv) result in a violation of, or (v) except as set forth on Schedule 7.5, require any authorization,
                                  ------------
consent, approval, exemption or other action by or notice to any court, Governmental Agency or other third party pursuant to, any law, statute, rule or regulation to which the Buyer or Holdings is subject, or any agreement, instrument, order, judgment or decree to which the Buyer or Holdings is subject.

          7.6 BROKERS. No broker's, finder's or any similar fee shall be incurred by or on behalf of the Buyer in connection with the origin, negotiation, execution or performance of this

Agreement or the transactions contemplated hereby for which the Seller or the Parent shall have any liability.

     7.7  FINANCIAL STATEMENTS.  Holdings has previously delivered to the
Seller copies of Holdings' financial statements as of and for Holdings' fiscal years ended September 30, 1994, 1995 and 1996 and fiscal quarter ended December 31, 1996 (collectively, the "Holdings Financials"). The Holdings Financials are
                             -------------------
consistent with the books and records of the Holdings which, in turn, are accurate and complete in all material respects, have been prepared in accordance with GAAP consistently applied (except, in the case of interim financials for absence of footnotes and normal year-end adjustments, which adjustments will not be material) and fairly present the assets, Liabilities and financial condition of Holdings at the dates specified and the results of its operations for the periods then ended. As of the date of the most recent balance sheet included in Holdings Financials, Holdings had no liabilities or obligations of any kind or nature, fixed or contingent, matured or unmatured, which are not reflected or fully reserved against on such balance sheet to the extent required by GAAP.

     7.8 NO MATERIAL ADVERSE CHANGE. Since December 31, 1996, no event, occurrence, fact, condition, change or development has occurred (or is likely to occur) that, individually or in the aggregate, has constituted or resulted in, or could constitute or result in a material adverse change in the Buyer's business, operations, condition (financial or otherwise), assets, prospects or employee, customer or supplier relations that Seller reasonably determines (after written disclosure of all material facts and circumstances) could be expected to have a material adverse effect on the Buyer's ability to fulfill its obligations under this Agreement.

     7.9 REPRESENTATIONS AND WARRANTIES ON CLOSING DATE. The representations and warranties contained in this Article 7 shall be true and complete on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

     ARTICLE 8.  COVENANTS OF THE SELLER AND PARENT

     8.1  CONDUCT OF BUSINESS.  Except (x) as set forth on Schedule 8.1 and
                                                           ------------
(y) for leases of cameras from Dycam that are installed in hospitals subject to Hospital Contracts which leases are on terms consistent (and no less favorable to the Seller) than those entered prior to the date hereof, from the date hereof to the Closing Date, except as expressly contemplated by this Agreement or otherwise consented to by the Buyer in writing, the Seller shall:

          (a) carry on the Business, including the cash management practices of the Business, only in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use its best efforts to preserve intact its present business organizations, keep available the services of its present officers and employees (except Dana and Randee Arnold), and preserve its relationships with customers, suppliers and others having business dealings with it;

          (b) maintain in all material respects all of the structures, equipment and other tangible personal property of the Seller in good repair, order and condition except for ordinary wear and tear and damage by unavoidable casualty;

          (c) preserve, maintain, protect and continue to develop all Proprietary Rights used in the Business;

          (d) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by the Seller;

          (e) perform in all material respects all obligations of the Seller under leases, agreements, contracts and instruments relating to or affecting the Business;

          (f) maintain the books of account and records of the Seller in the usual, regular and ordinary manner;

          (g) comply in all material respects with all statutes, laws, ordinances, rules and regulations applicable to the Seller and the conduct of the Business;

          (h) not hire or terminate employees, enter any employment agreement or commitment to employees or effect any increase in the compensation or benefits payable or to become payable to any officer, director or management employee or effect any increase in the compensation of any other employee, except for (i) increases for hourly employees in the Ordinary Course of Business that in the aggregate are not material and (ii) hiring of employees on a temporary basis pending the Closing and (iii) termination of employees for cause;

          (i) not (i) create or incur any indebtedness for borrowed money, capital lease or similar obligation, (ii enter into or terminate any lease of real estate or personal property, (ii create any Lien on the Transferred Assets, or (iv cancel without payment in full any notes, loans or other obligations receivable from any person or entity, except loans from, and Liens in favor of, the Buyer;

          (j) not sell, lease, license or otherwise dispose of any material asset of the Seller (other than dispositions of the Excluded Assets and sales of inventory in the Ordinary Course of Business), acquire any substantial assets, make any investment (including capital expenditures) or enter into any contract or make any material commitment relating to the Business, except as contemplated by Section 8.5;

          (k) not (i) loan or advance funds to the Parent or any affiliate of the Seller or (ii engage in any transaction with the Parent or any Affiliate of the Seller or Parent, or create or discharge any intercompany account, other than in the Ordinary Course of Business;

          (l) not take any action which would require disclosure under
Section 6.17; and

          (m) not commit itself to do any of the actions described in clauses (h) through (l) above.

     8.2 ACCESS TO INFORMATION. Between the date of this Agreement and the Closing Date, the Seller will (a) give the Buyer and its authorized representatives (including lenders and accountants) reasonable access to all employees, plants, offices, warehouses and other facilities and property of the Seller and to its books and records (including such access as may be necessary to enable the Buyer and its independent accountants to perform a physical inventory prior to Closing in connection with the preparation of the Closing Date Balance Sheet), (b) permit the Buyer and its authorized representatives to make such inspections thereof as the Buyer may reasonably request, and (c) furnish the Buyer and its representatives and advisers with such financial, tax and operating data and other information with respect to the business and properties of the Seller as the Buyer may from time to time reasonably request; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Seller. Any information provided pursuant to this Section 8.2 shall be subject to the Confidentiality Agreements described in Section 13.3.

     8.3  EFFORTS TO CONSUMMATE TRANSACTION.  The Seller and the Parent
shall use their reasonable commercial efforts to take or cause to be taken all actions under their control and required to consummate the transactions contemplated hereby including, without limitation, such actions as may be necessary to obtain, prior to the Closing, all necessary governmental or other third-party approvals and consents required in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the foregoing, Parent will file with the Securities and Exchange Commission ("SEC") its preliminary proxy materials on
                                     ---
or before February 21, 1997 and will use its commercially reasonable efforts to expedite receipt of comments on such materials from the SEC and will respond promptly to any such comments. The Board of Directors of Parent will recommend that Parent's stockholders vote in favor of the transactions contemplated hereby. The Seller or Parent shall provide the Buyer with copies of all proxy materials to be filed with the SEC or sent to Parent's stockholders (except for those materials that do not vary in any material respect to those previously provided to the Buyer). None of such proxy materials shall refer to the Buyer, Holdings or their Affiliates unless the Buyer has consented to such reference (which consent shall not be unreasonably withheld or delayed).

      8.4 NO SOLICITATION. Unless and until this Agreement shall have been terminated pursuant to Section 13.1, the Seller and the Parent shall not directly or indirectly (a) solicit, elicit, encourage or initiate any discussions or negotiations with or provide any information to any person (other than the Buyer or its representatives) concerning or in connection with any sale of substantial assets of, or an equity interest in, the Seller or any merger or other business combination relating to the Seller, or (b) disclose any information not customarily disclosed to any person concerning the business and assets of the Seller, or afford to any other person access to the properties, books and records of the Seller, or otherwise assist any person in connection with any of the foregoing. The Seller or the Parent, as the case may be, shall promptly notify the Buyer of any proposal, inquiry or offer relating to any of the foregoing matters and shall advise the Buyer of the material terms thereof.

      8.5 HOSPITAL CONTRACTS.

          (a) The Seller will only enter into Hospital Contracts in its Ordinary Course of Business (including, without limitation, with respect to commissions payable thereunder); provided that such Hospital Contracts shall be evidenced in writing; provided further that the Seller will not, without the consent of the Buyer (i) provide guarantees of minimum commissions or income or (ii) enter into a Hospital Contract with any hospital with less than 500 annualized births (calculated as provided in Section 4.2(h)); and provided further that, notwithstanding the foregoing, the Seller will not enter into any Hospital Contracts (or Install any Hospital Contract entered into prior to the date hereof) if the Buyer notifies the Seller within 5 days after the Buyer's receipt of written notice of the material terms of such Hospital Contract (or proposed Installation) that the Buyer has in good faith determined that it does not expect such contract to provide a reasonable return. The Seller will notify the Buyer of the material terms of any Hospital Contract prior to entering into such Hospital Contract. The Hospital Contracts entered into after December 13, 1996 and prior to the date hereof are listed on Schedule 8.5.
                                           ------------

          (b) The Seller will promptly notify the Buyer if the Seller receives notice that any hospital may terminate a Hospital Contract, or that any hospital intends to propose any change to a Hospital Contract.

     8.6 FINANCIAL INFORMATION. Prior to the Closing, the Seller shall provide to the Buyer, as soon as such information becomes available, audited financials statements of Parent or for the year ended December 31, 1996 and monthly and quarterly financial statements of Seller for months and quarters ending after December 31, 1996 (the "Interim Financials") for the Seller
                                     ------------------
(prepared consistent with the applicable Financial Statements) together with such other financial information as the Buyer may reasonably request; provided that financial statements for each month (including January 1997) shall be delivered within 21 days following such month end and financial statements for the fiscal year ended December 31, 1996 shall be delivered prior to the Closing Date.

          8.7 EMPLOYEES. As of the Closing Date, the Buyer shall offer to employ those employees of the Seller as Buyer determines in its sole discretion, it being agreed that the Buyer shall have no obligation to hire any or all of such employees. The wages or salaries offered to any such employee shall be substantially similar to such employee's then current wage or salary and the employee benefits offered to such employees shall be substantially similar to those afforded to other similarly-situated employees of the Buyer. The employees who accept the Buyer's offers of employment as of the Closing Date shall be referred to herein as "Transferred Employees." All employees who do not accept
                       ---------------------
such offers of employment and each other employee of the Seller who does not become a Transferred Employee (including, without limitation, any employee of the Seller who on the Closing Date is on an approved medical leave of absence, short-term or long-term disability leave of absence, or workers' compensation leave of absence) shall be referred to herein as "Retained Employees." The
                                                  ------------------
Seller shall be solely responsible for all liabilities, obligations and commitments relating to compensation of the Retained Employees and as may arise as a result of the transactions contemplated by this Agreement, including, but not limited to, any severance payments. Nothing in this Agreement shall limit the Buyer's ability to terminate the employment of any Transferred Employee at any time and for any reason, including without cause.

          8.8 PRE-CLOSING ACTIVITIES. The Seller agrees that prior to the Closing Date, the Seller shall direct its management and other personnel to focus their material efforts and business activities on servicing existing hospitals to increase hospital sales and hospital satisfaction with the Seller's services. In addition, the Seller shall, in coordination with Hasco, provide hospitals subject to Hospital Contracts with information regarding Hasco and the transactions contemplated hereby.

          8.9 CONSULTATION. The Seller will, from time to time, consult with the Buyer regarding the daily operations of the Seller's business. In connection therewith, the Seller will, at the Buyer's request, set up meetings with key personnel of the Seller and the Buyer to discuss such operations. Such meeting will be held as frequently as reasonably requested by the Buyer. The Seller will make office space available from time to time prior to the Closing Date for up to one employee of the Buyer in connection with such consultation and meetings with key personnel.

         8.10 LIMITATION OF LIABILITY. The Seller and Parent agree that neither the Buyer, Holdings or any of their Affiliates shall have any liability to the Seller, Parent or any Affiliate, stockholder, officer, employee, agent or other Person for any failure of the Buyer or Holdings to grant a consent under this Agreement or the Loan Agreement or for any suggestion or request made to Seller or Parent relating to their business, except to the extent of the Buyer's gross negligence or wilful misconduct. Notwithstanding anything contained in the Agreement to the contrary, no claim may be made against the Buyer or Holdings or any of their Affiliates for any lost profits or any special, indirect or consequential damages in respect of any breach or wrongful conduct (other than willful misconduct constituting actual fraud) in connection with, arising out of or in any way related to the transactions contemplated hereunder, or any act, omission or event occurring in connection herewith or therewith; and the Seller and Parent hereby waive, release and agree not to sue upon any such claim for any such damages.

         ARTICLE 9.    COVENANTS OF THE BUYER

         9.1 ACTIONS AND CONSENTS. The Buyer and Holdings shall use their reasonable commercial efforts to take or cause to be taken all actions under their control and required to consummate the transactions contemplated hereby including, without limitation, such actions as may be necessary to obtain, prior to the Closing, all necessary governmental or other third party approvals and consents required in connection with the consummation of the transactions contemplated by this Agreement.

      9.2  CONTINUED ASSISTANCE.  At all times from and after the Closing
Date, the Buyer shall cooperate with the Seller and provide such assistance as the Seller may reasonably request, at the Seller's expense, in connection with the defense or prosecution of any claims, actions, suits or investigations arising out of the conduct of the Business prior to the Closing Date (except if the Buyer and Seller are adverse on such matter).

      9.3 BUYER FINANCIAL STATEMENTS. At least five business days prior to the Closing Date, the Buyer shall deliver to the Seller a copy of its most recently available monthly or quarterly financial statements.

     ARTICLE 10.   OTHER AGREEMENTS AMONG THE PARTIES

     10.1  EXPENSES.   Except as otherwise specifically provided in this
Agreement, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereby, including legal and accounting fees and disbursements. Any filing, recording or other fees or sales, transfer or other Taxes applicable to the conveyance and transfer of the Transferred Assets from the Seller to the Buyer pursuant to the provisions of this Agreement or the effectuation of any of the other transaction contemplated hereby shall be borne and paid by the Seller. The provisions of this Section
10.1 shall survive any termination of this Agreement.

     10.2 CERTAIN TAX MATTERS.

          (a) Access and Record Retention.  The Buyer and Seller shall each
              ---------------------------
permit authorized representatives of the other, at all reasonable times after the Closing, access to their offices, records and accounts which relate to the Seller prior to the Closing for the purpose of obtaining any information necessary for the preparation and filing of any Tax Returns or other reports to any Governmental Agency for any period and for other proper purposes. The Buyer and the Seller shall each (i) retain such records as the other may reasonably request, including those which shall be necessary to permit preparation and filing of federal and state Tax Returns, for reasonable periods (not less than seven years) consistent with their record retention policies, and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding such records and, if the other party so requests, the Buyer or Seller, as the case may be, shall allow the other party to take possession of such records. This Section 10.2(a) shall not apply in connection with litigation or other action between or among the parties hereto or their Affiliates.

          (b) Prorations.  All real property Taxes, personal property Taxes, ad
              ----------
valorem obligations and similar Taxes imposed on a periodic basis, in each case levied with respect to the Transferred Assets, other than conveyance taxes provided for in Section 10.2(c) below, for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between the Seller and the Buyer as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. The Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period. Within 90 days after the Closing, the Seller and the Buyer shall present a reimbursement to which each is entitled under this Section 10.2(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 10 days after delivery of such statement. Thereafter, the Seller shall notify the Buyer upon receipt of any bill for real or personal property Taxes relating to the Transferred Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to the Buyer who shall pay the same to the appropriate taxing authority, provided that if such bill covers the Pre-Closing Tax Period, the Seller shall also remit prior to the due date of assessment to the Buyer payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. In the event that either the Seller or the Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 10.2(b), the other party shall make such reimbursement promptly but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section and not made within 20 business days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

          (c) Certain Taxes.  All transfer, documentary, sales, use, stamp,
              -------------
registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Seller when due, and the Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

     10.3  RECEIVABLES; MAIL.

          (a) In the event that any payment of the accounts receivable or other asset included in the Transferred Assets is received by the Seller after the Closing Date, the Seller will hold such amounts received or paid as trustee for the Buyer and remit such payments to the Buyer as soon as practicable following receipt thereof (but in any event within 2 business days).

          (b) Notwithstanding any other provision of this Agreement, the Seller shall on the sixth month anniversary of the Closing Date pay to the Buyer the amount by which the aggregate of all sums received by the Buyer in respect of accounts receivable included in the Transferred Assets (after subtracting from any amount paid any reasonable collection costs incurred by the Purchaser) is less than the amount thereof reflected on the Final Closing Balance Sheet (net of reserves); provided that this provision shall apply only to the extent that Buyer fulfills its obligations under this Section 10.3 to collect the Receivable and that a purchase price adjustment pursuant (or further adjustment) would have occurred pursuant to Section 4.4 had the amount of such uncollected receivable(s) (net of reserves) been valued at zero on the Closing Date. Upon receipt of such payment as contemplated by the preceding sentence, the Buyer shall assign any such receivables back to the Seller and shall thereafter pay to the Seller any amounts subsequently collected by the Buyer in respect of such assigned receivables. For the purposes of this Section 10.3, an account receivable shall not be regarded as realizing its full face value to the extent that it is paid, received or otherwise recovered in circumstances in which such payment, receipt or recovery is or may be void, voidable or otherwise liable to be reclaimed or set aside. With respect to any delinquent receivable included in the Transferred Assets, the Buyer shall take such actions to collect such receivable as are consistent with its normal collection policies for its other receivables. Any collections received shall be applied to the oldest outstanding receivable of such payee unless such payee specifies another receivable in writing. Any amounts due Buyer under this Section 10.3(b) shall be satisfied pursuant to an offset of payments due the Seller under Article 4 (such offset to be in the order of maturity).

          (c) The Seller authorizes and empowers the Buyer from and after the Closing Date (i) to receive and open mail addressed to the Seller and (ii) to deal with the contents thereof in any manner the Buyer sees fit; provided, in the case of clause (ii), such mail and the contents thereof relate to the Transferred Assets or otherwise to the Business or to any of the Assumed Liabilities. The Seller agrees to deliver to the Buyer promptly upon receipt any mail, checks or other documents received by it pertaining to the Transferred
Assets or otherwise to the Business or any of the Assumed Liabilities. The Buyer agrees to deliver to the Seller any mail, checks or documents which it receives to which it is not entitled by reason of this Agreement or otherwise and to which the Seller is entitled.

    ARTICLE 11.   CONDITIONS OF CLOSING

    11.1 CONDITIONS TO OBLIGATION OF THE BUYER TO CLOSE. The obligation of the Buyer to close the transactions contemplated hereby shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions, or the written waiver thereof by the Buyer:

          (a) Representations, Warranties and Covenants.  The representations
              -----------------------------------------
and warranties of the Seller and the Parent contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (or, in the case of any such representation or warranty made only as of a particular date, as of such particular date). The Seller and the Parent shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Seller or the Parent, as the case may be, on or prior to the Closing Date.

          (b) No Proceedings.  No action, suit or proceeding will be pending or
              --------------
threatened before any judicial authority or Government Entity the result of which could prevent or prohibit the consummation of any transaction pursuant to the this Agreement, cause any such transaction to be rescinded following consummation, or adversely affect the Buyer's right to conduct the Business or to own the Transferred Assets or the Seller's performance of its obligations pursuant to this Agreement or the other agreements contemplated hereby, and no judgment, order, decree, stipulation, injunction or charge having any such effect will exist.

          (c) Approvals.  All governmental and third party approvals, consents,
              ---------
permits or waivers necessary for consummation of the transactions contemplated by this Agreement shall have been obtained. Stockholders of Parent holding the required number of shares shall have approved the transactions contemplated hereunder.

          (d) Financing. The Buyer shall have received the proceeds of the
              ---------
financing required to pay the cash portion of the Purchase Price and related fees and expenses and the consent of Heller Financial, Inc. and the other lenders providing such financing to the other transactions contemplated hereby, in each case on terms satisfactory to the Buyer.

          (e) Deliveries.  The Seller and/or the Parent shall have delivered, or
              ----------
caused to be delivered, to the Buyer the following documents and certificates (which shall be in form and substance satisfactory to the Buyer):

              (i)   Officer's Certificate - a certificate dated the Closing Date
                    ---------------------
and signed by an executive officer of the Seller and Parent expressly certifying that the conditions set forth in Section 11.1(a), 11.1(b), 11.1(c) and 11.1(f) have been satisfied;

              (ii)  Bill of Sale - a bill of sale in form and substance
                    ------------
reasonably acceptable to the Buyer and other good and sufficient instruments of transfer and conveyance as shall be effective to vest in the Buyer good and marketable title to the Transferred Assets;

              (iii) Instruments of Assignment - assignment, duly executed
                    -------------------------
by the Seller and in form and substance reasonably acceptable to the Buyer of all contracts, agreements, licenses, purchase orders and leases (including leases for motor vehicles) relating to the Business; and separate assignments in form and substance to the Buyer of all Proprietary Rights, including those set forth on Schedule 6.12;
                                                 -------------

              (iv)   Miscellaneous - such other documents of transfer,
                     -------------
conveyance and assignment valid to transfer all of the Transferred Assets to the Buyer;

              (v)    Opinion of The Seller's Counsel - an opinion of the
                     -------------------------------
Seller's counsel as to the due authorization and enforceability of this Agreement and that the proper stockholder approval and other corporate actions of the Parent and the Seller have taken place to authorize the performance of the transactions contemplated hereby, which opinion shall be in form and substance reasonably acceptable to the Buyer and dated the Closing Date;

              (vi)   Noncompetition Agreement - the Noncompetition Agreement,
                     ------------------------
duly executed by the Seller and Parent;

              (vii) Sublease Agreement -- the Sublease Agreement duly executed by Seller;

              (viii) Dycam Option -- the Dycam Option, duly executed by Parent;
                     ------------

              (ix)   Dycam Master Agreement -- the Dycam Master Agreement, duly
                     ----------------------
executed by Dycam; and

              (x)    IP License -- the IP License, duly executed by the Seller.
                     ----------

          (f) No Material Adverse Effect.  No event, occurrence, fact,
              --------------------------
condition, change or development shall occur (or be likely to occur) that, individually or in the aggregate, has constituted or resulted in, or could constitute or result in, a Material Adverse Effect.

          (g) Key Employee.  Marty Joel shall have accepted the Buyer's offer of
              ------------
employment and shall not have given any indication of his intention to terminate such employment.

          (h) Other Documents and Instruments.  The Buyer shall have received
              -------------------------------
such other documents and instruments as reasonably requested by the Buyer in connection with the transactions contemplated hereunder.

    11.2 CONDITIONS TO OBLIGATION OF THE SELLER TO CLOSE. The obligation of the Seller to close the transactions contemplated hereby shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions, or the written waiver thereof by the Seller:

          (a) Representations, Warranties and Covenants; Officer's Certificate.
              ----------------------------------------------------------------
The representations and warranties of the Buyer and Holdings contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Buyer and Holdings shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by the Buyer and Holdings on or prior to the Closing Date.

          (b) Approvals.  All governmental and third party approvals, consents,
              ---------
permits or waivers necessary for consummation of the transactions contemplated by this Agreement shall have been obtained. Stockholders of Parent holding the required number of shares shall have approved the transactions contemplated hereunder.

          (c) Proceedings. No action, suit or proceeding will be pending or
              -----------
threatened before any judicial authority or Government Entity the result of which could prevent or prohibit the consummation of any transaction pursuant to the this Agreement, cause any such transaction to be rescinded following consummation, or adversely affect the Buyer's performance of its obligations pursuant to this Agreement or the other agreements contemplated hereby, and no judgment, order, decree, stipulation, injunction or charge having any such effect will exist.

          (d) Deliveries.  The Buyer shall have delivered, or caused to be
              ----------
delivered, to the Seller and the Parent:

              (i)   Officer's Certificate - a certificate dated the Closing Date
                    ---------------------
and signed by an executive officer of the Buyer and Holdings expressly certifying that the conditions set forth in Sections 11.2(a), 11.2(b), (1.2(c) and 11.2(e) have been satisfied;

              (ii)  Sublease Agreement -- the Sublease Agreement, duly
                    ------------------
executed by Buyer;

              (iii) Opinion of the Buyer's Counsel - an opinion of the
                    ------------------------------
Buyer's New York counsel as to the due authorization and enforceability of this Agreement (assuming New York law applies), which opinion shall be in form and substance reasonably acceptable to the Seller and dated the Closing Date;

              (iv)  Dycam Master Agreement -- the Dycam Master Agreement
                    ----------------------
duly executed by Buyer;

              (v)   Assumption Agreement -- an assumption agreement, in form and
                    --------------------
substance reasonably acceptable to the Seller, pursuant to which the Buyer assumes all the Assumed Liabilities; and

              (vi)  IP License -- the IP License, duly executed by the
                    ----------
Seller.

          (e) No Material Adverse Effect. No event, occurrence, fact, condition,
              --------------------------
change or development has occurred (or is likely to occur) that, individually or in the aggregate, has constituted or resulted in, or could constitute or result in a material adverse change in the Buyer's business, operations, condition (financial or otherwise), assets, prospects or employee, customer or supplier relations that Seller reasonably determines (after written disclosure of all material facts and circumstances) could be expected to have a material adverse effect on the Buyer's ability to fulfill its obligations under this Agreement.

     ARTICLE 12.   INDEMNIFICATION

     12.1  INDEMNIFICATION.  (a) The Seller and the Parent hereby agree, jointly and severally, to indemnify and hold harmless the Buyer and its directors, officers, employees, agents, Stockholders and affiliates against and in respect of any and all damages, costs, liabilities, losses, judgments, penalties, fines, expenses or other costs (including attorney's fees) (collectively, "Losses") arising from or relating to: (i) any breach of any of
                ------
the representations or warranties made by the Seller or the Parent in this Agreement, any Schedule hereto or any other agreement, document or instrument delivered by the Seller or the Parent in connection with the Closing; (ii) any breach of the covenants and agreements made by the Seller or the Parent in this Agreement or any other agreement, document or instrument delivered by the Seller or the Parent in connection with the Closing; (iii) any litigation or other proceeding brought by any Stockholder, officer, director, employee or creditor of Seller, Parent or Dycam in connection with the transactions contemplated hereby; and (iv) the Excluded Liabilities, including liabilities associated with broker's and finder's fees and similar compensation based on arrangements to which the Buyer is not a party.

          (b) The Buyer shall indemnify and hold harmless the Seller and the Parent, against and in respect of any Losses arising from or relating to (i) any breach of any of the representations or warranties made by the Buyer or Holdings in this Agreement, any Schedule hereto or any other agreement, document or instrument delivered by the Buyer or Holdings in connection with the Closing,
(i) any breach of the covenants and agreements made by the Buyer or Holdings in this Agreement or any other agreement, document or instrument delivered by the Buyer or Holdings in connection with the Closing, and (ii following the Closing Date, the Assumed Liabilities.

    12.2 MINIMUM AMOUNTS OF INDEMNITY. (a) No amounts shall be payable by the Seller or the Parent pursuant to Section 12.1(a)(i) unless and until the aggregate amount otherwise payable pursuant to such Section 12.1(a)(i) in the absence of this Section 12.2 exceeds $50,000, in which event such amount in excess of $50,000 (but only such amount in excess) shall be due.

    12.3 SURVIVAL; TIME LIMIT ON INDEMNITY. Notwithstanding any examination made by or on behalf of any party hereto, the knowledge of any party or the acceptance by any party of any certificate or opinion, each representation, warranty and covenant contained herein, and in any writing delivered pursuant hereto, shall survive the Closing. Notwithstanding the foregoing, no claim for indemnification under Section 12.1(a)(i) shall be made after 5:00 p.m. (St. Louis time) on the 30th month anniversary of the Closing Date.

    12.4 PROCEDURE FOR CLAIMS BY THIRD PARTIES. (a) Any party asserting a right of indemnification provided for under this Agreement (the "Indemnified
                                                                 -----------
Party") in respect of, arising out of or involving a claim or demand made by any
-----
person, firm, Governmental Agency or corporation against the Indemnified Party (a "Third Party Claim") shall notify the indemnifying party (the "Indemnifying
    -----------------                                             ------------
Party") in writing of the Third Party Claim within 20 business days after
-----
receipt by such Indemnified Party of written notice of the Third Party Claim.
As part of such notice, the Indemnified Party shall furnish the Indemnifying Party with copies of any pleadings, correspondence or other documents relating thereto that are in the Indemnified Party's possession. The Indemnified Party's failure to notify the Indemnifying Party of any such matter within the time frame specified above shall not release the Indemnifying Party, in whole or in part, from its obligations under this Section 12, except to the extent that the Indemnified Party's ability to defend against such claim is actually prejudiced thereby. If, within 15 days following notification of a Third Party Claim that seeks solely monetary damages, the Indemnifying Party unconditionally acknowledges its liability under this Section 12 with respect to such Third Party Claim and provides to the Indemnified Party assurances of its ability to pay any such Third Party Claim (reasonably acceptable to the Indemnified Party), the Indemnifying Party shall have the right to defend against any such Third Party Claim at the expense of such Indemnifying Party. Any such defense shall be conducted actively and diligently by reputable attorneys employed by the Indemnifying Party reasonably acceptable to the Indemnified Party; provided that the Indemnified Party shall be entitled at any time to participate in such proceedings and to be represented by attorneys of its own choosing; and provided further that the fees and expenses of such counsel shall be at the sole expenses of the Indemnified Party unless (i) the Indemnifying Party shall not have notified the Indemnified Party that it will assume the defense of such Third Party Claim and have designated counsel reasonably acceptable to the Indemnified Party as provided above or (ii) the named parties to any proceeding with respect to such Third Party Claim (including any actual or potential impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would, as reasonably determined by the Indemnified Party's counsel, be inappropriate due to actual or potential differing interests between them. The cost of separate counsel for the Indemnified Party in the case of clauses (i) or (ii) of the preceding sentence shall be paid by the Indemnifying Party. If any Indemnifying Party shall undertake to defend any Third Party Claim, the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the defense against any such Third Party Claim. All costs and expenses incurred in connection with such cooperation shall be borne by the Indemnifying Party. The Indemnifying Party shall not settle any Third Party Claim for other than cash (and with a full release of the Indemnified Party) unless the Indemnified Party shall consent.

           (b) If any party becomes obligated to indemnify another party with respect to any Third Party Claim and the amount of liability with respect thereto shall have been finally determined, the Indemnifying Party shall pay such amount to the Indemnified Party in immediately available funds within ten days following written demand by the Indemnified Party. All amounts paid hereunder shall be paid as an adjustment to the purchase price.

     12.5 RIGHT OF SET-OFF. (a) The Buyer shall have the right to set-off against any payments to the Seller or Parent (and any transferee thereof) required under this Agreement all or any part of its Losses (in lieu of seeking cash indemnification therefor to which it is entitled under this Article 12) or other amount owed by the Seller or Parent (or any transferee) hereunder or under agreements entered into pursuant to this Agreement that have been fixed by agreement of the Buyer and the Seller or fixed pursuant to this Section 12.5 hereof by notifying the Seller that the Buyer is exercising its right of set-off; provided that if a portion, but not all, of the claim has been fixed (by agreement or otherwise), the amount that has been fixed may be offset. In the event that the Buyer has a good faith claim for Losses or other offset and the amount thereof or basis therefore has not been fixed by agreement of the Buyer and the Seller or pursuant to the procedure set forth in this Section 12.5 hereof, then the Buyer may withhold from any payment to the Seller or Parent (or any transferee thereof) the amount equal to the disputed amount of such claim for Losses or other offset; provided that if the aggregate amounts withheld at any one time exceed $100,000 the Seller may request, and promptly upon such request, the Buyer shall establish and deposit such withheld amounts in an escrow account at a trust department of a nationally recognized bank. Such escrow account shall provide that such monies may not be released without either
(i) joint agreement by the Buyer and the Seller or (ii) a written decision issued pursuant to Section 12.5(b). Any costs of such escrow account shall be paid by the party (the Buyer or Seller) that receives the least amount of the aggregate funds deposited in the escrow account. Upon the resolution of such claim for Losses or other offset, then the amount deposited in the escrow as set forth above shall be paid to the appropriate party; provided that any such payment shall be accompanied by the proportional share of the interest earned by the escrow on such amounts. Any such set-off shall be in addition to any other rights the Buyer has to indemnification or payment of Losses or other amounts.

           (b) If the parties are unable to resolve any dispute regarding an offset under this Section 12.5 within 30 days after the date of such offset, such unresolved dispute shall be submitted to a third party mutually agreeable to the parties, which third party shall not have had a material relationship with any of the parties or their respective Affiliates within the two years preceding appointment (an "independent third party"), for resolution. If the parties are unable to agree on the selection of an independent third party to act as Arbitrator, the Seller shall select one independent third party to act as an arbitrator, the Buyer shall select one independent third party to act as an arbitrator and the two appointed arbitrators shall select a third arbitrator, who shall also serve as chair of the tribunal; provided that each of the persons selected pursuant to this sentence shall be persons listed as potential arbitrators by the Los Angeles chapter of the American Arbitration Association. The Buyer and Seller shall make their selections within 15 days following notice by either party to the other that agreement on a single arbitrator will not be reached. The two arbitrators shall select the third arbitrator within 15 days following the selection of the second arbitrator. If any arbitrator has not been appointed within the time limits specified herein, such appointment shall be made by the American Arbitration Association upon the written request of any party within 15 days of the request in accordance with the rules of such organization. The single arbitrator chosen or the three chosen are referred to as the "Arbitration Panel." If there are three arbitrators, the decision of two of such arbitrators shall control. The Arbitration Panel shall determine those items in dispute, based solely on presentations by the parties and not by independent review, and shall render a written report as to the resolution of each dispute. In resolving any disputed item, the Arbitration Panel may not assign a value to an item greater than the greatest value for such item claimed by any party or less than the smallest value for such item claimed by any party. The Arbitration Panel shall have exclusive jurisdiction over, and resort to the Arbitration Panel as provided in this Section shall be the sole recourse and remedy of the parties against one another with respect to any disputes arising under this Section 12, and the Arbitration Panel's determination shall be conclusive and binding on the parties and shall be enforceable in a court of law.

          (c) Any offset contemplated by this Section 12.5 shall be deemed an adjustment to the purchase price payable hereunder.

          ARTICLE 13.   MISCELLANEOUS

     13.1 TERMINATION. (a) Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date: (i) by mutual written consent of the Buyer and the Seller; (ii) by either the Buyer or the Seller if for any reason the Closing shall not have occurred on or before May 30, 1997; or (iii) by either the Buyer or the Seller in the event that a condition to the terminating party's obligations to close the transactions contemplated by this Agreement shall become incapable of satisfaction; provided, however, that no party shall be entitled to terminate this Agreement pursuant to clause (ii) or (iii) in the event that the failure of the Closing to occur or any condition to Closing to be satisfied shall be attributable to such party's breach of this Agreement.

          (b) If any party terminates this Agreement pursuant to this Section 13.1, this Agreement shall become void and of no force or effect, without any Liability or further obligation on the part of any party hereto, except for (x) Liabilities arising from a breach of this Agreement prior to its termination in accordance with Section 13.1(a) above and (y) Sections 13.1(c), 13.2 and 13.3.

          (c) In consideration of the benefits provided by the Buyer to the Seller and Parent and in recognition of the substantial time and money that the Buyer has spent and will spend in connection with the transactions contemplated hereby and as an inducement to the Buyer to enter into this Agreement, the Seller and Parent, jointly and severally, agree to pay to the Buyer a cash fee of $400,000 if, within 12 months of any termination of this Agreement pursuant to this Section 13.1, a Third Party Transaction is consummated. Such fee is due and payable on the date such Third Party Transaction is consummated. A "Third Party Transaction" means any acquisition of all or any significant part of the business and properties, capital stock or capital stock equivalents of Parent and/or the Seller, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise, including any such transaction with a current stockholder or employee but excluding a transaction among the Seller, Parent, Dycam and/or IDI provided that such transaction does not result, directly or indirectly, in any of the stockholders of Seller, Parent or Dycam receiving any cash proceeds or any Person or group of Persons (other than now current stockholders of Parent or Dycam) obtaining beneficial ownership of more than 5% of any of the combined entities' common stock.

    13.2 PUBLICITY. No press release or other public announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by the Seller and the Buyer (not to be unreasonably withheld), except as required by law.

    13.3 ENTIRE AGREEMENT. This Agreement and the other documents delivered in connection herewith constitutes the entire agreement of the parties with respect to the subject matter hereof. The representations, warranties, covenants and agreements set forth in this Agreement and in any financial statements, schedules or exhibits delivered pursuant hereto constitute all the representations, warranties, covenants and agreements of the parties hereto and upon which the parties have relied, and except as specifically provided herein, no change, modification, amendment, addition or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of the party to be charged therewith. Notwithstanding the foregoing, the Confidentiality Agreements dated as of September 25, 1996 (the "Buyer's Confidentiality Agreement") (whereby the Buyer
                         ---------------------------------
agrees to keep information confidential) and October 8, 1996 (the "Seller's
                                                                   --------
Confidentiality Agreement") (whereby the Seller agrees to keep information
-------------------------
confidential) shall survive the execution of this Agreement; provided that the Buyer's Confidentiality Agreement shall terminate on the Closing Date.

   13.4 POWER OF ATTORNEY. Effective upon the Closing Date, the Seller hereby irrevocably constitutes and appoints the Buyer and its successors, assigns and designees as its true and lawful attorney-in-fact, with full power of substitution, in the name of the Buyer or the Seller, on behalf of and for the benefit of the Buyer, to collect all accounts receivable and other items being transferred, conveyed and assigned to the Buyer as provided herein; to endorse, without recourse, checks, notes and other instruments relating to the Transferred Assets in the name of the Seller; to institute and prosecute, in the name of the Seller, all proceedings which the Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Transferred Assets; to defend and compromise any and all actions, suits or proceedings in respect of any of the Transferred Assets; and to do all such acts and things in relation to the Transferred Assets as the Buyer may deem advisable. The Seller agrees that the foregoing powers are coupled with an interest and shall be irrevocable by the Seller. The Seller further agrees that the Buyer shall retain for its own account any amounts collected pursuant to the foregoing powers and the Seller shall promptly transfer and deliver to the Buyer any cash or other property received by the Seller, directly or indirectly, at any time after the Closing Date in respect of any accounts receivable or otherwise relating to the assets, properties, rights or businesses transferred, conveyed and assigned to the Buyer as provided herein.

   13.5 NON-ASSIGNABLE ASSETS. (a) Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an agreement or an attempted agreement to transfer, sublease or assign any contract, license, lease, commitment, sales, purchase order, franchise, consent, license, right, permit, authorization, approval or any other agreement or any claim, right or benefit arising thereunder or resulting therefrom if any such attempted transfer, sublease or assignment without the consent of any other party thereto would constitute a breach thereof or would in any way adversely affect the rights of the Buyer thereunder. The Seller shall, between the date hereof and the Closing Date (and, if requested by the Buyer, after the Closing
Date), use its best efforts to obtain the consent of any party or parties to any such contracts, licenses, leases, commitments, sales orders, purchase orders or other agreements to the transfer, sublease or assignment thereof by the Seller to the Buyer or its designees hereunder in all cases in which such consent is required. If any such consent is not obtained, or if an attempted assignment would be ineffective or would affect the rights of the Seller thereunder such that the Buyer would not in fact receive all such rights, the Seller shall perform such agreement for the account of the Buyer or otherwise cooperate with the Buyer in any arrangement necessary or desirable to provide for the Buyer or its designees the benefits of any such agreement, including without limitation enforcement for the benefit of the Buyer of any and all rights of the Seller against the other party thereto arising out of the breach, termination or cancellation of such agreement by such other party or otherwise; provided that if the Buyer is required to pay any fee or cost in connection with such transfer, such fee shall be paid by the Seller or, if paid by the Buyer, the Seller shall reimburse the Buyer. Notwithstanding any of the provisions of this
Section 13.6, nothing herein shall be deemed to waive or excuse any obligation on the part of the Seller, or any condition for the benefit of the Buyer, to obtain any necessary consents of any person or entity to the assignment to the Buyer of any of the Transferred Assets or any contract, license, lease, commitment, order or other agreement required to be assigned hereunder.

          (b) Without limiting Section 13.5(a), (i) prior to the Closing Date, the Seller and Parent shall take all actions within their control to enforce the provisions of the Arnold Agreements, including in particular Article 5 of each Arnold Agreement, and (ii) after the Closing Date, the Seller and Parent shall take all actions reasonably requested by the Buyer to enforce the provisions of the Arnold Agreements, including hiring such counsel as reasonably requested by the Buyer and filing such legal actions as recommended by such counsel or the Buyer, and otherwise cooperate with the Buyer in connection with such enforcement. Any out-of-pocket costs incurred, and any recovery obtained, by the Seller or Parent as a result of actions undertaken pursuant to clause (ii) shall be at the cost, and for the benefit, of the Buyer; provided that the Buyer shall, except as set forth in the next proviso, be liable for any legal fees or other expenses due under the Arnold Agreements as a result of such action; provided that the Buyer shall not be liable for any breach (or liability arising therefrom) by the Seller, Parent or any of their Affiliates under the Arnold Agreements or any other liability arising out of actions of the Seller, Parent or their Affiliates. The Seller and Parent acknowledge and agree that they retain significant interest in the Arnold Agreements' enforceability and that a breach of the Arnold Agreements would cause significant damage to the Seller and Parent.

    13.6 FURTHER ASSURANCES. From time to time after the Closing, each party hereto will execute and deliver, or cause its affiliates to execute and deliver, to any other party hereto such instruments of sale, transfer, conveyance, assignment and delivery, and such consents, assurances, powers of attorney and other instruments as may be reasonably requested by the requesting party or its counsel in order to vest in the Buyer all right, title and interest of the Seller in and to the Transferred Assets and otherwise in order to carry out the purpose and intent of this Agreement.

    13.7 NOTICES. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes if (a) sent by certified or registered mail, return receipt requested and postage prepaid, (b) hand delivered, (c) sent by a nationally recognized overnight courier or (d) sent by telephone facsimile transmission (the receipt of which is confirmed) as follows:

          If to the Buyer:

               Hasco International, Inc.
               3613 Mueller Road
               St. Charles, MO  63301
               Attention:  David Van Vliet
               Telecopy No.:  (314) 770-0275

               With a copy to:

                    Kirkland & Ellis
                    153 East 53rd Street
                    39th Floor
                    New York, NY  10022
                    Attention:  Charles B. Fromm
                    Telecopy No.:  (212) 446-4900

          If to the Seller:

               Forever Yours, Inc.
               667 Rancho Conejo Boulevard
               Newbury Park, CA  91320

               Attention:  James O'Brien
               Telecopy No.:  (805) 376-9184

          If to Parent:

               Styles On Video, Inc.
               667 Rancho Conejo Boulevard
               Newbury Park, CA  91320
               Attention:  K. Eugene Shutler
               Telecopy No.:  (805) 376-9184

               With a copy (in each case) to:

                    Sanders, Barnet, Goldman, Simons & Mosk
                    1901 Avenue of the Stars, Suite 850
                    Los Angeles, California 90067
                    Attention:  Michael Sanders
                    Telecopy No.:  (310) 553-2435

or at such other address as any party may specify by notice given to the other party in accordance with this paragraph. The date of giving of any such notice shall be the date three days following the posting of the mail, the date of hand delivery, the day after delivery to the overnight courier service or the date sent by telephone facsimile.

          13.8 WAIVERS AND AMENDMENTS. This Agreement may be amended, superseded, canceled, renewed or extended and the terms hereof may be waived only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.

          13.9 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

          13.10 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA.

          13.11 SEVERABILITY. Should any clause, section or part of this Agreement be held or declared to be void or illegal for any reason, all other clauses, sections or parts of this Agreement shall nevertheless continue in full force and effect.

          13.12 NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

          13.13 ASSIGNMENT. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns. This Agreement or any rights or obligations hereunder shall not be assignable by either party, except that (a) the Buyer may (i) assign any or all of its rights and interests hereunder (x) to one or more of its Affiliates, (y) in connection with the transfer of all or substantially all of the assets of the Buyer and/or (z) to any party(ies) providing financing to the Buyer or (ii) designate one of more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer shall nonetheless remain liable and responsible for the performance of all of its obligations hereunder) and (b) the Seller may, after the Closing Date, assign its rights to receive money hereunder to (i) its Affiliates and, after the first anniversary of the Closing Date, to any other Person that the Buyer consents to (which consent will not be unreasonably withheld); provided that the Buyer's rights of offset and the adjustments set forth herein to the purchase price shall continue to apply notwithstanding any assignment by the Seller; and provided further that the provisions of Section 4.1 relating to a Change of Control or default by Buyer shall continue to apply notwithstanding any assignment by the Buyer.

     13.14 SPECIFIC PERFORMANCE. Each of the Buyer and the Seller acknowledges and agrees that the other would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached and to enforce specifically this Agreement and the terms and provisions thereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Buyer and the Seller and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

     13.15 HEADINGS. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or of any term or provision hereof.

     13.16 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

     13.17 GUARANTEE BY THE PARENT. The Parent, as principal obligor and not as surety, covenants with the Buyer:

           (a) to cause the Seller to effect prompt and complete performance of all the terms, covenants, conditions and provisions of this Agreement and the agreements contemplated hereby that are to be kept, observed and performed by the Seller.

           (b) that, if for any reason whatsoever, including the insolvency or bankruptcy of the Seller, the Seller shall at any time or from time to time fail to keep, perform or observe any term, covenant, condition or provision of this Agreement or any of the agreements contemplated hereby that is to be kept, observed or performed by the Seller, then the Parent shall forthwith on demand of the Buyer, perform or observe, as the case may be, such term, covenant, condition or provision in accordance with the relevant provisions of this Agreement and the agreements contemplated hereby;

           (c) that the Parent is jointly and severally bound with the Seller to perform the terms, covenants, conditions and provisions of this Agreement and the agreements contemplated hereby that are to be kept, observed and performed by the Seller and, in the enforcement of its rights pursuant to this Section
13.17 the Buyer may proceed against the Parent as if the Parent were a principal party under this Agreement with respect to such terms, covenants, conditions and provisions applicable to the Seller.

           In the event of a default by the Seller under this Agreement or the agreements contemplated hereby, the Parent waive any right to require the Buyer to:

               (i) proceed against the Seller or pursue any rights or remedies with respect to this Agreement or the agreements contemplated hereby against the Seller, or

               (ii) pursue any other remedy whatsoever in the power of the Buyer prior to the Buyer pursuing any rights it may have under this Agreement or the agreements contemplated hereby against the Parent.

          Without limiting the generality of the foregoing, the liability of the Parent shall not be deemed to have been waived, released, discharged, impaired or affected by reason of the release or discharge of the Seller in any receivership, bankruptcy, winding-up or other creditors' proceedings or the rejection, disaffirmance or disclaimer of this Agreement or any of the agreements contemplated hereby in any proceeding, and shall continue with respect to the periods prior thereto and thereafter, for and with respect to this Agreement and the agreements contemplated hereby.

    13.18 GUARANTEE BY HOLDINGS. Holdings, as principal obligor and not as surety, covenants with the Seller:

          (a) to cause the Buyer to effect prompt and complete performance of all the terms, covenants, conditions and provisions of this Agreement and the agreements contemplated hereby that are to be kept, observed and performed by the Buyer.

          (b) that, if for any reason whatsoever, including the insolvency or bankruptcy of the Buyer, the Buyer shall at any time or from time to time fail to keep, perform or observe any term, covenant, condition or provision of this Agreement or any of the agreements contemplated hereby that is to be kept, observed or performed by the Buyer, then Holdings shall forthwith on demand of the Seller, perform or observe, as the case may be, such term, covenant, condition or provision in accordance with the relevant provisions of this Agreement and the agreements contemplated hereby;

          (c) that Holdings is jointly and severally bound with the Buyer to perform the terms, covenants, conditions and provisions of this Agreement and the agreements contemplated hereby that are to be kept, observed and performed by the Buyer and, in the enforcement of its rights pursuant to this Section
13.17 the Seller may proceed against Holdings as if Holdings were a principal party under this Agreement with respect to such terms, covenants, conditions and provisions applicable to the Buyer.

          In the event of a default by the Buyer under this Agreement or the agreements contemplated hereby, Holdings waive any right to require the Seller to:

               (i) proceed against the Buyer or pursue any rights or remedies with respect to this Agreement or the agreements contemplated hereby against the Buyer, or

               (ii) pursue any other remedy whatsoever in the power of the Seller prior to the Seller pursuing any rights it may have under this Agreement or the agreements contemplated hereby against Holdings.

          Without limiting the generality of the foregoing, the liability of Holdings shall not be deemed to have been waived, released, discharged, impaired or affected by reason of the release or discharge of the Buyer in any receivership, bankruptcy, winding-up or other creditors' proceedings or the rejection, disaffirmance or disclaimer of this Agreement or any of the agreements contemplated hereby in any proceeding, and shall continue with respect to the periods prior thereto and thereafter, for and with respect to this Agreement and the agreements contemplated hereby.


                                   * * * * *

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed on the date and year first above written.

                                            HASCO INTERNATIONAL, INC.

                                            By:
                                            Name:
                                            Title:



                                            HASCO HOLDINGS CORP.

                                            By:
                                                -------------------------------
                                            Name:
                                            Title:



                                            FOREVER YOURS, INC.


                                            By:
                                            Name:
                                            Title:



                                            STYLES ON VIDEO, INC.


                                            By:
                                            Name:
                                            Title: